MERGER AGREEMENT

                        DATED AS OF
                      AUGUST 17, 1995

                           AMONG

                GENERAL DYNAMICS CORPORATION

                   BIW ACQUISITION CORP.

                BATH IRON WORKS CORPORATION

                            AND

                     BATH HOLDING CORP.


                     TABLE OF CONTENTS


Section 1   Definitions                                 1

Section 2.  The Merger Transaction                      11
2.1         The Merger Generally                        11
2.2         Governing Documents                         12
2.3         Prepayment of Required Debt                 12
2.4         Conversion of Shares in the Merger          12
2.5         Initial Merger Consideration                13
2.6         Adjustment of Initial Merger Consideration  13
2A          The Stock Sale                              17
2A.1        Election to Purchase Stock                  17
2A.2        The Stock Sale Generally                    17
2A.3        Deliveries at Closing                       17
2A.4        Stock Representation                        17

Section 3   Closing and Closing Date                    17
3.1         Closing                                     17
3.2         Closing Date; Effective Time                18
3.3         Deliveries at the Closing                   18

Section 4.  Representations and Warranties of BHC       18
4.1         Organization                                18
4.2         Authorization of Transaction                18
4.3         No Conflicts; Consents                      18
4.4         Capitalization                              18
4.5         Subsidiaries                                18
4.6         Financial Statements                        18
4.7         Undisclosed Liabilities                     20
4.8         Events Subsequent to July 2, 1995           21
4.9         Accounts Receivable                         23
4.10        Inventories; Shipbuilding Contracts
            in Progress                                 23
4.11        Tax Matters                                 24
4.12        Contracts                                   25
4.13        Government Contracts                        26
4.14        Real Property                               29
4.15        Title and Related Matters                   31
4.16        Intellectual Property                       31
4.17        Litigation                                  33
4.18        Employee Benefits                           33
4.19        Labor Relations; Workers' Compensation      38
4.20        Environmental Matters                       38
4.21        Legal Compliance                            39
4.22        Permits                                     39
4.23        Insurance                                   39
4.24        Brokers' Fees                               40
4.25        Full Disclosure.                            40

Section 5.  Representations and Warranties of GDC       40
5.1         Organization of GDC and BIWA                40
5.2         Authorization of Transaction                40
5.3         No Conflicts; Consents                      41
5.4         Litigation                                  41
5.5         Brokers' Fees                               41

Section 6.  Pre-Closing Covenants                       41
6.1         General                                     41
6.2         Hart-Scott-Rodino Filing                    42
6.3         Carry on Business in Regular Course         42
6.4         No General Increases in Compensation        42
6.5         Contracts and Commitments                   42
6.6         Structural Changes                          42
6.7         Preservation of Organization                43
6.8         No Default                                  43
6.9         Full Access                                 43
6.10        Notice of Developments                      43
6.11        Exclusivity                                 44
6.12        Tax Matters                                 44
6.13        REA Claims                                  45

Section 7.  Post-Closing Covenants                      45
7.1         General                                     45
7.2         Litigation Support                          45
7.3         Confidentiality                             45
7.4         Transfer Taxes                              46
7.5         Tax Refunds                                 46
7.6         Marine Insurance Fund                       46

Section 8.  Employee Benefits                           46
8.1         Allocation of Pension Responsibilities      46
8.2         Allocation of Welfare Benefit
              Responsibilities.                         47
8.3         Allocation of Investment Plan
              Responsibilities                          48
8.4         Limitations on Liability                    48
8.5         Cooperation Between Parties                 48

Section 9.  Closing Conditions                          49
9.1         Conditions to Obligation of GDC
              and BIWA                                  49
9.2         Conditions to Obligation of BHC
              and the Company                           50

Section 10. Remedies for Breaches of
              Representations and  Warranties           51
10.1        Survival                                    51
10.2        Indemnification Provisions for Benefit
              of GDC                                    51
10.3        Indemnification Provisions for
              Benefit of BHC.                           52
10.4        Matters Involving Third Parties             53
10.5        Indemnification Procedures                  53
10.6        Recourse Limited                            54

Section 11. Termination                                 54
11.1        Termination of Agreement                    54
11.2        Effect of Termination                       55

Section 12. Dispute Resolution                          55
12.1        Dispute Resolution                          55
12.2        Choice of Forum                             56
12.3        Waiver of Jury Trial and Certain
              Damages                                   56
12.4        Specific Performance.                       56
12.5        Attorneys' Fees                             57

Section 13. Miscellaneous                               57
13.1        Press Releases and Announcements            57
13.2        Expenses                                    57
13.3        Remedies                                    57
13.4        Consent to Amendments                       57
13.5        Liquidation of BHC.                         58
13.6        Successors and Assigns                      58
13.7        BHC Representative                          58
13.8        Severability                                58
13.9        Counterparts                                59
13.10       Descriptive Headings                        59
13.11       Notices                                     59
13.12       No Third-Party Beneficiaries                60
13.13       Entire Agreement                            60
13.14       Construction                                60
13.15       Incorporation of Exhibits and
              Schedules                                 60
13.16       Governing Law                               60




                       EXECUTION COPY


                      MERGER AGREEMENT


     MERGER AGREEMENT dated as of August 17, 1995 among GENERAL DYNAMICS CORPORATION, a Delaware corporation ("GDC"), BIW ACQUISITION CORP., a Maine corporation ("BIWA"), BATH IRON WORKS CORPORATION, a Maine corporation (the "Company"), and BATH HOLDING CORP., a Delaware corporation ("BHC").

     WHEREAS, the respective boards of directors and the respective shareholders of BIWA and the Company have approved the merger of the Company with and into BIWA on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, BHC owns of record and beneficially all of the issued and outstanding shares of common stock of the Company, and The Prudential Insurance Company of America ("Prudential") owns of record and beneficially all of the issued and outstanding shares of preferred stock of the Company;

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     "Agreement" means this Merger Agreement, as the same may be amended from time to time in accordance with the terms hereof.

     "Ancillary Agreements" means, collectively, the REA
Assignment Agreement, the Support Agreement and the Tax
Matters Agreement.

     "Anglo American Policy" means the aggregate stop loss policies of workers' compensation insurance issued by the Anglo American Insurance Company Ltd. for the policy year
1992.

     "Arbiter" has the meaning set forth in Section 2.6(d).

     "BHC" has the meaning set forth in the Preamble to this Agreement.

     "BHC Representative" means the Person designated by BHC or a predecessor BHC Representative to act on behalf of BHC pursuant to Section 13.7.

     "BIWA" has the meaning set forth in the Preamble to this Agreement.

     "Closing" has the meaning set forth in Section 3.1.

     "Closing Date" has the meaning set forth in Section 3.2.

     "Closing Date Balance Sheet" has the meaning set forth in
Section 2.6(a).

     "Closing Date Transaction Expenses" has the meaning set forth in Section 13.2.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the Preamble to this Agreement.

     "Company Common Stock" means the issued and outstanding shares of common stock, $1.00 par value, of the Company.

     "Company Hourly Investment Plans" means the Bath Iron
Works Corporation Tax-Deferred Savings Plan for Hourly
Employees.

     "Company Hourly Participants" means those Persons who, as of the Closing Date, are Eligible Individuals employed in a classification of employees then eligible for coverage under the Company Hourly Plan, including certain Company Salaried Participants who have accrued benefits under the Company Hourly Plan, plus former employees and/or beneficiaries as identified in Section 8 who are entitled to benefits under the Company Hourly Plan.

     "Company Hourly Plan" means the hourly employee defined benefit pension structures existing under the Bath Iron Works Corporation Pension Plan for Hourly Employees as described in collective bargaining agreements covering them and as those structures otherwise exist immediately prior to the Effective Time.

     "Company Hourly Trust" means the existing funding arrangements for the Company Hourly Plans.

     "Company Investment Plans" means, collectively, the Company Hourly Investment Plan and the Company Salaried
Investment Plan.

     "Company Pension Participant" means a Company Hourly
Participant or a Company Salaried Participant, where no distinction is required by the context in which the term is used.

     "Company Pension Plans" means, collectively, the Company
Hourly Plan and the Company Salaried Plan.
     "Company Pension Trusts" means, collectively, the Company
Hourly Trust and the Company Salaried Trust.

     "Company Preferred Stock" means the issued and outstanding shares of Senior Redeemable Exchangeable Preferred
Stock of the Company.

     "Company Salaried Investment Plan" means the Bath Iron
Works Corporation Tax-Deferred Savings Plan for Salaried
Employees.

     "Company Salaried Participants" means those Persons who, as of the Closing Date, are Eligible Individuals employed in a classification of employees then eligible for coverage under the Company Salaried Plan, including certain Company Hourly Participants who have accrued benefits under the Company Hourly Plans, plus former employees and/or beneficiaries as identified in Section 8.1(b) who are entitled to benefits under the Company Salaried Plan.

     "Company Salaried Plan" means the Bath Iron Works
Corporation Pension Plan for Salaried Employees, as it exists as a defined benefit pension structure immediately prior to the Effective Time.

     "Company Salaried Trust" means the existing funding arrangements for the Company Salaried Plan.

     "Company Shares" means the Company Common Stock and the
Company Preferred Stock.

     "Company Welfare Plans" means the applicable welfare plans of the Company as described on Schedule 4.18 of the Disclosure Schedules, but excluding arrangements providing workers' compensation benefits.

     "Confidential Information" has the meaning set forth in
Section 7.3.

     "Contracts" means all contracts, agreements, commitments, instruments, guaranties, and, with respect to contracts with the DOD, all bids and proposals, in each case to which the Company is a party, including those listed on Schedule 4.12 of the Disclosure Schedules.

     "Covered Other Tax Refund" has the meaning set forth in
Section 7.5.

     "Dauphin Real Estate" means the homes and homesites adjacent to the Company's former solid waste disposal facility in Bath, Maine.

     "Disclosure Schedules" means, collectively, the various
Schedules referred to in this Agreement.

     "DOD" means the United States Department of Defense or any branch or agency thereof.

     "EAC Income" means, for each contract, the projected income (or loss) at completion that is earned (or recognized) over time on a percentageofcompletion basis, which income reflects assumptions that include, but are not limited to: estimated labor hours to complete the ship as required under the applicable contract; labor and overhead rates (including pension assumptions) projected over the remainder of each ship construction period; the material required, including unallocated material, to complete each ship as required under the applicable contract, and the projected change in the contractually specified indices for labor and material.

     "Earned Progress" means, for each ship under contract, the progress measured by the Company's management control systems, approved in accordance with Department of Defense Instruction 5000.2, except that, in the case of material, such progress shall incorporate modifications approved by the Navy (but in the case of labor, no adjustment shall be made for progress measured through statusing of work orders), which progress, as described in the Physical Progressing System Description required under each shipbuilding contract and as adjusted, in the case of material, to incorporate approved modifications by the Navy, is used as a basis for submitting and receiving customer approval of biweekly progress payments except as provided in the next sentence. Earned Progress for any ship under a contract in which the first ship of that contract has not passed the start fabrication date shall be calculated by dividing total costs incurred (labor, overhead, material, and facilities cost of capital) by the estimated total costs at completion in effect as of the date of the Interim Balance Sheet (such total costs incurred and estimated total costs to be calculated in contract base-month dollars which, in the case of estimated total costs use the same de-escalation factors that the Company used in its EAC Income calculations as of the date of the Interim Balance Sheet).

     "Effective Time" has the meaning set forth in Section
3.2.

     "Employee Benefit Plan" has the meaning set forth in
Section 4.18(a).

     "Employee Pension Benefit Plan" has the meaning set forth in Section 4.18(a).

     "Employee Welfare Benefit Plan" has the meaning set forth in Section 4.18(a).

     "Environmental Claim" means any accusation, allegation, notice of violation, claim, demand, abatement, order, directive, judgment, lien, or other assessment by any Person for personal injury, sickness or death, damage to property, nuisance, pollution, contamination, natural resource damage, remediation or corrective action or other damage or adverse effects on the environment, or for fines, costs of investigation, penalties or restrictions, in any case resulting from or based upon: (a) the occurrence or threat of occurrence on or before the Closing Date of any Release of any Hazardous Materials; (b) the transportation, storage, or disposal of any Hazardous Materials on or before the Closing Date; or (c) the violation or alleged violation of any Environmental Law or Permits relating to any Environmental Law, Release or Hazardous Material on or before the Closing Date.

     "Environmental Law" means any Law with respect to any Hazardous Materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C.
9601 et seq.), (b) the Resource Conservation and Recovery Act
of 1976 (42 U.S.C.   6901 et seq.), (c) the Hazardous
Materials Transportation Act (49 U.S.C.   1801 et seq.), (d)
the Toxic Substances Control Act (15 U.S.C.   2061 et seq.),
(e) the Clean Water Act (33 U.S.C.   7401 et seq.), (f) the
Clean Air Act (42 U.S.C.   7401 et seq.), (g) the Safe
Drinking Water Act (21 U.S.C.   349); 42 U.S.C.   201 and
300f et seq.), (h) the National Environmental Policy Act of
1969 (42 U.S.C.   4321), (i) the Superfund Amendment and
Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.), (j) the
Occupational Safety and Health Act (29 U.S.C. 651 et seq.) to the extent that it relates to the use or control of Hazardous Materials or the prevention of or response to a Release, and
(k) Title III of the Superfund Amendment and Reauthorization
Act (40 U.S.C.   1101 et seq.).

     "Environmental Losses" has the meaning set forth in
Section 10.2(b).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Facilities" means all real property at any time owned, leased, or used by the Company in connection with the Shipbuilding Business.

     "Financial Statements" has the meaning set forth in
Section 4.6.

     "Funded Debt" as of any date means the aggregate of (a) all obligations of the Company at such time for borrowed money evidenced by a note, bond, debenture or similar instrument issued by the Company, (b) all capitalized lease obligations of the Company, (c) all liabilities of the Company for any interest, premium, or other charges (including prepayment penalties) in respect of any obligation of the type described in the preceding clauses (a) and (b) in order to obtain the full release of the Company from such obligations as of such date, and (d) all liabilities of the Company under any guaranty of any obligation of the type described in the preceding clauses (a), (b) or (c).

     "GAAP" means United States generally accepted accounting principles and practices, as in effect as of the date of this Agreement, as promulgated by the Financial Accounting
Standards Board and its predecessors.

     "GDC" has the meaning set forth in the Preamble to this Agreement.

     "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "Government Contract" means a Contract between the Company and the DOD or any other Governmental Entity, including any facilities contract for the use of government-owned facilities.

     "Government Subcontract" means any Contract that is a subcontract between the Company and any third party relating to a prime contract with the DOD or any other Governmental
Entity.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended.

     "Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined as, determined to be or identified as hazardous or toxic under any Environmental Law or the Release of which is prohibited under any Environmental Law, including, without limiting the generality of the foregoing, (a) "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder, (b) "hazardous waste" as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder, (c) "hazardous materials" as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder, and (d) "chemical substance or mixture" as defined in the Toxic Substances Control Act, as amended, and regulation promulgated thereunder.

     "Income Tax" means any Tax measured or assessed on the net income of the Company, including any such Tax denominated as a franchise tax.

     "Income Tax Return" means any return, declaration, report, claim for refund or information return or statement relating exclusively to Income Taxes, including any schedule or attachment thereto.

     "Indemnified Losses" has the meaning set forth in Section
10.2(d).

     "Indemnified Party" has the meaning set forth in Section
10.4.

     "Indemnifying Party" has the meaning set forth in Section
10.4.

     "Initial Merger Consideration" has the meaning set forth in Section 2.5.

     "Intellectual Property" means all (a) patents, patent disclosures, trademarks, service marks, trade dress, logos, trade names, copyrights and mask works, and all registrations, applications and associated goodwill for each of the foregoing, owned by the Company and used or held for use in connection with the business of the Company, including those listed on Schedule 4.16 of the Disclosure Schedules, and (b) all computer software, computer programs, computer data bases and related documentation and materials, data, documentation, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data, pricing and cost information) and other intellectual property rights (in whatever form or medium) owned by the Company and used or held for use in connection with the business of the Company.

     "Interim Balance Sheet" has the meaning set forth in
Section 4.6.

     "Inventory Account" means the line item captioned
"Inventories" on the balance sheet of BHC and the Company.

     "IRS" means the Internal Revenue Service of the Department of the Treasury.

     "BHC's knowledge" and "knowledge of BHC" mean (i) the actual knowledge of the directors and officers of BHC and (ii) with respect to any representation or warranty, the actual knowledge of the directors and officers of the Company listed as having knowledge with respect to such representation or warranty on Exhibit A hereto, in each case following reasonable inquiry by or on behalf of BHC.

     "Law" means any constitutional provision, statute, law, rule, regulation, permit, decree, injunction, judgment, order, ruling, determination, finding or writ of any Governmental
Entity.

     "Lien" means any mortgage, pledge, security interest, charge, claim or other encumbrance.

     "Losses" mean any losses, damages, liabilities, costs or expenses (including reasonable attorneys' and experts' fees and expenses), in excess of any specific reserve or other provision therefor included on the Interim Balance Sheet; PROVIDED that no such reserves or other provisions shall be deducted or otherwise considered in determining: (a) Losses attributable to a breach of the representation and warranty of BHC in Section 4.10(a); or (b) Losses including Income Taxes for which BHC and Prudential are required to indemnify and hold GDC and BIWA harmless pursuant to the Tax Matters Agreement..

     "Lloyd's Policy" means all aggregate stop loss policies of workers' compensation insurance issued by Underwriters at Lloyd's of London and Certain Member Companies of the
Institute of London Underwriters for the policy years
September 1, 1988 through December 31, 1989, 1990 and 1991.

     "Material Adverse Effect" means, when used in connection with a Person, any change or effect or circumstance that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations or future prospects of such Person and its Subsidiaries taken as a whole.

     "Merger" has the meaning set forth in Section 2.1.

     "Merger Consideration" has the meaning set forth in
Section 2.6(g).

     "Multiemployer Plan" has the meaning set forth in Section
3(37) of ERISA.

     "Net Working Capital" as of September 3, 1995 means:

     (a) the sum of cash, cash equivalents and marketable securities (whether carried on the balance sheet as a current or a long term asset), net of outstanding checks and overdrafts; restricted funds (whether carried on the balance sheet as a current or long term asset); accounts receivable; shipbuilding contracts in progress; inventories; other current assets of the Company (other than current prepaid tax assets); and property, plant and equipment, net of accumulated depreciation, of the Company, minus

     (b) the sum of amounts outstanding under the Revolver (as reduced by any prepayment thereof on the Closing Date in accordance with Section 2.3); accounts payable; accrued current liabilities; accruals, payables and reserves for Other Taxes and all other current liabilities (including, without duplication, any such liability reflected as a contra-asset account) of the Company (other than current portions of long term debt and other Funded Debt and accruals, payables and reserves for Income Taxes, in each case as such amounts are included in current liabilities) and long term pension and workers' compensation liabilities of the Company, all as reflected on a balance sheet of the Company as of September 3, 1995 prepared in accordance with GAAP applied on a basis consistent with GAAP employed by the Company in the preparation of the Interim Balance Sheet and using the same accounting methods, policies, practices, assumptions and procedures with consistent classifications, judgments and valuation and estimation methodologies as used in the preparation of the Interim Balance Sheet and including those adjustments required by Section 2.6, minus

     (c) $2,000,000;

PROVIDED, HOWEVER, that the amount included in Net Working
Capital resulting from operating income recognized on DDG 77, 79 and 81 during the Short Period shall be 2/3 of $1.6 million.

     "Net Working Capital Statement" has the meaning set forth in Section 2.6(a).

     "Other Tax" means any Tax other than an Income Tax.

     "Other Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Other Taxes, including any schedule or attachment thereto.

     "Owned Real Property" means real property owned by the Company, together with all buildings, structures, improvements, fixtures and fittings located on or attached to such real property, and all rights, privileges, easements and other appurtenances belonging thereto, in each case as listed on Schedule 4.14(a) of the Disclosure Schedules.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permit" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, issued by any Governmental Entity.

     "Permitted Liens" means all (a) mechanics', materialmens' or other similar Liens incurred in the ordinary course of business in respect of liabilities incurred in the ordinary course of business and accrued or otherwise reflected as a liability on the books and records of the Company if and to the extent required to be so accrued or otherwise reflected in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and accrued or otherwise reflected as a liability on the books and records of the Company if and to the extent required to be so accrued or otherwise reflected in accordance with GAAP and (c) Liens for Taxes not yet due and payable.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

     "Predecessor Business" means any business, activity or transaction of the Company or any current or former Affiliate of the Company, or any entity merged with, or wholly or partially liquidated into, any former Affiliate of the Company other than the Shipbuilding Business.

     "Predecessor Losses" has the meaning set forth in Section
10.2(c).

     "Prohibited Transaction" has the meaning set forth in
Section 406 of ERISA and Section 4975 of the Code.

     "Prudential" has the meaning set forth in the Preamble to this Agreement.

     "REA Assignment Agreement" means the Assignment Agreement dated the date hereof between the Company and Prudential, and all amendments thereto in accordance with the terms thereof.

     "Real Estate Leases" means, collectively, the real estate leases to which the Company is a party which are listed on
Schedule 4.14(b) of the Disclosure Schedules.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing of any Hazardous Substances into the environment.

     "Reportable Event" has the meaning set forth in Section
4043 of ERISA.

     "Required Debt" means (a) the Senior Notes and (b) the
Revolver.

     "Residual Deficit Act" means 24 AMRSA Chapter 26, "An Act to Create the Workers' Compensation Residual Deficit
Resolution and Recovery Act", enacted during the first regular session of the 117th Maine Legislature.

     "Revolver" means the Company's revolving credit facility pursuant to the Revolving Credit Agreement dated as of January 22, 1994 between the Company, BHC and Fleet Bank of Massachusetts, N.A., as amended from time to time, including related liabilities of the Company for interest, premiums, if any, or other charges (including prepayment penalties).

     "Schedule" means, unless the context otherwise requires, the referenced Schedule included in the Disclosure Schedules.

     "Senior Notes" means the outstanding principal amount of the Company's 11% Senior Notes, including related liabilities of the Company for interest, premiums, if any, or other charges (including prepayment penalties).

     "Shipbuilding Business" means (a) the business conducted in Bath, West Bath, Brunswick and Portland, Maine (including Dauphin), involving the design, construction, maintenance and servicing of surface ships, (b) the business conducted under the trade name "Cleveland Punch and Shear" and (c) any other business conducted by the Company since January 1, 1988.

     "Short Period" means the period commencing on July 3, 1995 and ending on the September 3, 1995.

     "Stock Sale" has the meaning set forth in Section 2A.1.

     "Subsidiary" means any corporation with respect to which another specified corporation has the power under ordinary circumstances to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Support Agreement" means the Support Agreement among
GDC, BIWA, and Prudential, dated as of the date hereof, and all amendments thereto in accordance with the terms thereof.

     "Tax" or "Taxes" means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge, including any interest, penalty or addition thereto.

     "Tax Matters Agreement" means the Tax Matters Agreement among GDC, BIWA, BHC and Prudential, dated as of the date hereof, and all amendments thereto in accordance with the terms thereof.

     "Tax Return" means any Income Tax Return or Other Tax
Return.

     "Transferred Amounts" shall have the meaning assigned to it in Section 2.01 of the REA Assignment Agreement.

     "Warranty Losses" has the meaning set forth in Section
10.2(a).

Section 2.  The Merger Transaction.

     2.1 The Merger Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time the Company shall be merged with and into BIWA and the separate corporate existence of the Company shall thereupon cease (the "Merger"). BIWA shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Maine, the separate corporate existence of the Company shall terminate, and all its rights, privileges, powers, and franchises shall be vested in BIWA as the surviving corporation.

     2.2 Governing Documents. The certificate of incorporation of BIWA in effect immediately prior to the Effective Time shall be the certificate of incorporation of the surviving corporation until duly amended in accordance with the Maine Business Corporation Act, except that Article First of the certificate of incorporation shall be amended at the Effective Time to read in its entirety as follows:
"First.  The name of the corporation shall be BATH IRON WORKS
CORPORATION."

     2.3 Prepayment of Required Debt. At the Effective Time, GDC shall cause BIWA or, if the Stock Sale shall occur, the Company, to prepay the Required Debt as of the Closing Date, subject to delivery to BIWA or, if the Stock Sale shall occur, the Company, by each holder of Required Debt of a confirmation of receipt of payment and a release substantially in the form of Exhibit B attached hereto. At the Effective Time, GDC shall also cause BIWA or, if the Stock Sale shall occur, the Company, to pay all Closing Date Transaction Costs.

     2.4 Conversion of Shares in the Merger. The manner of converting shares of the Company and BIWA in the Merger shall be as follows:

     (a) Company Shares. At the Effective Time: (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and not owned directly or indirectly by the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash, at the Effective Time, a pro rata portion of a $16,870,000 million portion of the Merger Consideration; and (ii) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time and not owned directly or indirectly by the Company (and all associated rights including any dividends declared but not paid and any accrued dividends not declared) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a pro rata portion of the Merger Consideration less $16,870,000. All Company Shares owned by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired, and no consideration shall be payable therefor. The Merger Consideration shall be payable when due, as provided in this Agreement, by bank wire transfer of immediately available funds to the account or accounts designated in writing by BHC in the case of payments in respect of Company Common Stock, and by Prudential in the case of payments in respect of Company Preferred Stock. All Company Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except for the right to receive payment of a portion of the Merger Consideration as herein provided for such Company Shares upon the surrender of such certificates in accordance with this Agreement and the right, if any, to receive payment from the surviving corporation of the "fair value" of such Company Shares as determined in accordance with Section 909 of the Maine Business Corporation Act.

     (b) BIWA Stock. At the Effective Time, each share of capital stock of BIWA issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of BIWA or the holder of such shares, be converted into one share of common stock of the surviving corporation.

     2.5 Initial Merger Consideration. The Initial Merger Consideration shall be an amount equal to $300,000,000 plus interest on such amount at 8% per annum (calculated on an actual/360 basis) from and including September 3, 1995 to but excluding the Closing Date, less the outstanding Required Debt and Closing Date Transaction Expenses as of the Closing Date (the "Initial Merger Consideration"). An adjustment to the Initial Merger Consideration shall be payable as provided in
Section 2.6.

     2.6 Adjustment of Initial Merger Consideration

     (a) Within 60 days after the Closing Date, GDC will deliver to BHC a balance sheet of the Company as of the close of business on September 3, 1995 (the "Closing Date Balance Sheet") prepared in accordance with GAAP applied on a basis consistent with GAAP employed by the Company in the preparation of the Interim Balance Sheet and using the same accounting methods, policies, practices, assumptions and procedures with consistent classifications, judgments and valuation and estimation methodologies as used in the preparation of the Interim Balance Sheet and including those adjustments required by this Section 2.6. At the same time GDC delivers the Closing Date Balance Sheet to BHC, GDC will deliver to BHC (i) a statement setting forth in reasonable detail the calculation of Net Working Capital in accordance with this Section 2.6, as determined from the Closing Date Balance Sheet (the "Net Working Capital Statement") and (ii) a special purpose report from BIWA's or, if the Stock Sale shall occur, the Company's independent auditors in the form of Exhibit C attached hereto.

     (b) The Closing Date Balance Sheet will not give effect to any adjustments arising from the transactions provided for in this Agreement (other than the billing or payment of additional Closing Date Transaction Expenses in accordance with Section 13.2(b) and other than the prepayment of the Revolver in accordance with Section 2.3) or to any management decision made or actions taken with respect to the Shipbuilding Business after the Effective Time, including, without limitation, any reduction in personnel or curtailment or reduction of work or facilities after September 3, 1995.

     (c) In addition, the following adjustments to the Closing
Date Balance Sheet will be made regardless of their amount:

     (i) The Closing Date Balance Sheet will be adjusted to remove the effects, if any, resulting from any change in the assets or liabilities of the Company during the Short Period caused by (A) any change resulting from a change in GAAP, including those promulgated after the Interim Balance Sheet is prepared, regardless of whether otherwise required to be made, except as agreed to between BHC and GDC, (B) any change resulting from a change of an accounting policy, practice, procedure, allocation method, assumption or estimation technique from that followed in preparing the Interim Balance Sheet, (C) any extraordinary write- ups in the book value of any of the assets of the Company during the Short Period, or any transactions not in the ordinary course of business consistent with past practices of the Company and not otherwise required by this Section 2.6, (D) any write-up or write-down of an accrual or asset valuation account which is more properly either a correction of an error or an unusual change in an estimation rather than a reflection of events which occurred during the Short Period, provided that the foregoing shall not permit any change prohibited by Section 2.6(b) or 2.6(c)(ii), and (E) any reclassification of assets or liabilities from long term to short term or from short term to long term.

     (ii) GDC will use the same techniques and methodologies used by the Company in determining its estimates and judgments for evaluating the status of its Government Contracts and Government Subcontracts and contract overhead rate reserves as were used in preparing the Interim Balance Sheet, adjusted solely for changes in facts and circumstances attributable to events or conditions occurring during the Short Period. Without limiting the foregoing, the line item shipbuilding contracts in progress in the Closing Date Balance Sheet will reflect, for each ship under construction, the same contract close-out reserve, contract estimates at completion and EAC Income used in preparing the Interim Balance Sheet adjusted only for increases in Earned Progress and costs incurred and reduced only by net billings during the Short Period. As to all of the following matters, the same amount shall be set forth in the Closing Date Balance Sheet as in the Interim Balance Sheet: (A) any asset or liability of the Company relating to compliance with any Environmental Law or Environmental Claim or Release, other than actual expenditures therefor during the Short Period; (B) any asset or liability of the Company relating to the retrospective workers' compensation premiums for policy years 1986/87 and 1987/88;
(C) any asset or liability relating to the Lloyd's Policy; (D) any asset or liability relating to assessments by the United States Department of Labor for assessments paid or payable (other than assessments paid or payable with respect to the Short Period) to the special fund under the United States Longshore and Harbor Workers' Compensation Act; (E) any liability relating to the prospective benefit obligation or funded status of the Company Pension Plans, other than benefit payments and accruals relating to the Short Period and not attributable to any change in actuarial assumptions; (F) any asset or liability attributable to any Predecessor Business other than actual expenditures therefor during the Short Period; (G) any asset or liability relating to the Anglo American Policy or any settlement made by the Company with respect thereto; (H) any asset or liability with respect to the Dauphin Real Estate; (I) any liability of the Company or BIWA under the Residual Deficit Act; (J) any asset or liability relating to workers' compensation, other than changes attributable to business during the Short Period and not attributable to any change in actuarial assumptions; and
(K) any reserves or other provisions identified in Schedule
4.6 of the Disclosure Schedules, except that such reserves or other provisions may be adjusted for any changes during the Short Period that relate to any new items not reflected on the Interim Balance Sheet, for which a new reserve may be established.

     (iii) The Closing Date Balance Sheet shall include the same separate line items as are included in the Interim
Balance Sheet.

     (iv) The Closing Date Balance Sheet shall reflect as
"other current liabilities" any Closing Date Transaction
Expenses not paid on the Closing Date and invoiced to BIWA within 25 days after the Closing Date.

     (d) Within 30 days after the receipt of the Closing Date Balance Sheet and the Net Working Capital Statement (together with the report of BIWA's (or, if the Stock Sale shall occur, the Company's) independent auditors as provided in Section 2.6(a)), BHC will deliver written notice to GDC of any objections thereto, and, if any such objections are made, BHC must attempt in good faith to reach an agreement with GDC as to any matters in dispute. In the absence of assertion of any objection within such 30 day period, any basis for such objection shall be deemed waived. If objections are timely received and GDC and BHC, notwithstanding their good faith effort, fail to resolve any matters in dispute within 20 days after BHC advises GDC of its objections, then any remaining disputed matters will be finally and conclusively determined by an independent auditing firm of recognized national standing (the "Arbiter") selected by GDC and BHC. Promptly, but not later than 10 days after its acceptance of its appointment, the Arbiter will determine (based solely on presentations by BHC and GDC to the Arbiter and not by independent review) only those issues in dispute and will render a report as to the disputes. In resolving any disputed item, the Arbiter shall apply the requirements of this Agreement and may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Arbiter. The report of the Arbiter shall constitute an arbitral award, shall be final and binding upon the parties and be entitled to confirmation as an adjudication by arbitration. The Arbiter shall be entitled to the full privileges and immunities of an arbitrator. The report of the Arbiter will be conclusive and binding upon the parties. For purposes of the determination of Net Working Capital as of September 3, 1995, the amounts to be included will be the appropriate amounts from the Closing Date Balance Sheet as to items that are not in dispute, and the amounts determined by the Arbiter as to items that are submitted for resolution by the Arbiter. The fees and expenses of the Arbiter shall be borne 50% by GDC and 50% by BHC.

     (e) For purposes of complying with the terms set forth herein, each of GDC and BHC will cooperate with and make available to the other and its auditors and representatives all information, records, data and auditors' working papers, and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Date Balance Sheet and the resolution of any disputes thereunder. Without limiting the generality of the foregoing, GDC will make available to BHC within three business days after delivery of the Closing Date Balance Sheet and Net Working Capital Statement pursuant to Section 2.6(a), the audits, reports and accounts relating to the Closing Date Balance Sheet and Net Working Capital Statement.

     (f) As soon as the Closing Date Balance Sheet and the Net Working Capital Statement have been prepared pursuant to the provisions set forth in this Section 2.6 and all disagreements with respect thereto have been resolved, then: (i) in the event that the Net Working Capital as of September 3, 1995, as adjusted by the Arbiter, is less than $218,145,000, the Initial Merger Consideration shall be reduced (and shall be reimbursed from Prudential to GDC) by an amount equal to the amount by which $218,145,000 exceeds the Net Working Capital as of September 3, 1995, as adjusted by the Arbiter; and (ii) in the event that the Net Working Capital as of September 3, 1995, as adjusted by the Arbiter, is greater than $218,145,000, the Initial Merger Consideration shall be increased (and shall be paid by GDC to Prudential) by an amount equal to the amount by which the Net Working Capital as of September 3, 1995, as adjusted by the Arbiter, exceeds $218,145,000.

     (g) The increase or decrease in the Initial Merger Consideration as provided in Section 2.6(f), shall be paid or reimbursed, as the case may be, within 10 business days following receipt by GDC and BHC of the Closing Date Balance Sheet and resolution of any disputes with respect thereto.
The amount due to or from GDC shall be paid by bank wire transfer of immediately available funds to an account designated by GDC or Prudential, as the case may be, with interest thereon from the Closing Date to the date of such payment at a rate per annum equal to the bid quote for trading on the Closing Date for United States Treasury Bills maturing thirteen weeks after the Closing Date as reported by the Wall Street Journal. The adjustments to the Initial Merger Consideration and the payment pursuant to this Section 2.6 (other than the portion thereof that is attributable to the payment of interest pursuant to this Section 2.6(g)) will be treated by the parties as an adjustment to the Initial Merger Consideration and the Initial Merger Consideration as so adjusted will be referred to in this Agreement as the "Merger Consideration."

Section 2A.  The Stock Sale.

     2A.1 Election to Purchase Stock. Notwithstanding the foregoing, GDC shall have the right, exercisable upon written notice to BHC no later than 3 business days prior to the Closing Date, to elect to have the transaction take the form of a sale and transfer (the "Stock Sale") of the Company Shares. If GDC makes such election, the transaction shall take the form of the Stock Sale, the provisions of this
Section 2A shall apply, the Merger shall not occur, the provisions of Sections 2.1, 2.2 and 2.4 shall not apply.

     2A.2 The Stock Sale Generally. If GDC makes the election provided for in Section 2A.1, upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, BHC shall sell, transfer and deliver, or cause to be sold, transferred and delivered, and GDC shall purchase, the Company Shares for an aggregate purchase price equal to the Merger Consideration. Of the Merger Consideration, $16,870,000 shall be allocated to the Company Common Stock and the balance shall be allocated to the Company Preferred Stock. The Merger Consideration shall be payable when due, as provided in this Agreement, by bank wire transfer of immediately available funds to the account or accounts designated in writing by BHC in the case of payments in respect of Company Common Stock, and by Prudential in the case of payments in respect of Company Preferred Stock.

     2A.3. Deliveries at Closing. In addition to the deliveries at Closing specified in Section 3.3, if GDC makes the election provided for in Section 2A.1, BHC will deliver or cause to be delivered to GDC certificates representing the Company Shares duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

     2A.4. Stock Representation. If GDC makes the election provided for in Section 2A.1, BHC represents and warrants to GDC and BIWA as follows: it has good and valid title to the Company Common Stock, free and clear of any liens, claims, encumbrances, security interests, options, charges or restrictions of any kind; and assuming GDC has the requisite power and authority to be the lawful owner of the Company Common Stock, upon delivery to GDC at the Closing of the documents referred to in Section 2A.2, and upon BHC's receipt of the Merger Consideration allocable to the Company Common Stock, good and valid title to the Company Common Stock will pass to GDC, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, other than those arising from acts of GDC or its Affiliates.

Section 3. Closing and Closing Date.

     3.1 Closing. Subject to the provisions of Section 11, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Cravath, Swaine & Moore, at 10:00 a.m., New York Time, on the later of August 31, 1995 and the second business day after the satisfaction or waiver of all of the closing conditions set forth in Sections 9.1 and 9.2, or at such other place or on such other date as GDC and the Company may agree, but in any event not later than October 10, 1995.

     3.2 Closing Date; Effective Time. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." The effective time of the Closing and the Merger or the Stock Sale, as the case may be, will be the close of business on the Closing Date (the "Effective Time").

     3.3 Deliveries at the Closing. At the Closing (a) BHC will deliver to GDC the various certificates, instruments and documents referred to in Section 9.1, (b) GDC will deliver to BHC the various certificates, instruments and documents referred to in Section 9.2, and (c) if GDC does not make the election provided for in Section 2A.1, the Company and BIWA shall certify the adoption of, execute, acknowledge, file, and record articles of merger in appropriate form in accordance with the Maine Business Corporation Act, (d) GDC will cause BIWA to prepay the Required Debt as contemplated by Section 2.3, and (e) GDC will deliver the Initial Merger Consideration that is payable at the Effective Time as specified in Section 2.5.

     Section 4. Representations and Warranties of BHC. BHC represents and warrants to GDC and BIWA that:

     4.1 Organization. BHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine.

     4.2 Authorization of Transaction. Each of BHC and the Company has the requisite power and authority (including full corporate power and authority) and has taken all requisite corporate action (including any necessary approval of this Agreement and the Merger by the board of directors and shareholders of BHC and the Company) to enable it to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Agreements to which it is a party when executed and delivered by BHC or the Company, as the case may be, will constitute, the valid and binding obligations of BHC or the Company, as the case may be, enforceable in accordance with its terms and conditions.

     4.3 No Conflicts; Consents. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by BHC or the Company, nor the consummation by BHC or the Company of the transactions contemplated hereby or thereby, will violate any Law to which BHC or the Company is subject or any provision of the charter or bylaws of BHC or the Company. Except (i) as would not prevent BHC or the Company from performing any of its obligations under this Agreement, (ii) as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or (iii) as set forth on Schedule 4.3 of the Disclosure Schedules, neither the execution and delivery of this Agreement or any of the Ancillary Agreements by BHC or the Company, nor the consummation by BHC or the Company of the transactions contemplated hereby or thereby, will constitute a violation of, be in conflict with, constitute or create a default under or result in the creation or imposition of any Lien upon any property of BHC or the Company pursuant to any agreement or commitment to which BHC or the Company is a party or by which BHC or the Company or any of its properties is bound or to which BHC or the Company or any of its properties are subject. Except as may be necessary solely as a result of any facts or circumstances relating solely to GDC or BIWA or as set forth on Schedule 4.3, the Company has given all required notices and obtained all licenses, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts listed on Schedule 4.12 other than Government Contracts and Government Subcontracts as are required in order to enable the Company to perform its obligations under this Agreement and each of the Ancillary Agreements.

     4.4 Capitalization. Schedule 4.4 of the Disclosure Schedules sets forth for the Company (a) the number of authorized shares of each class of its stock, (b) the number of issued and outstanding shares of each class of its stock
(c) the holder of record of each issued and outstanding share of each class of its stock and (d) the number of shares of its stock held in treasury. All of the issued and outstanding shares of stock of the Company have been duly authorized and are validly issued, fully paid and non- assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to sell, transfer or otherwise dispose of any stock of the Company or that could require the Company to issue, sell or otherwise cause to become outstanding any of its stock not issued and outstanding as of the date of this Agreement. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any stock of the Company. The Company has delivered to GDC correct and complete copies of the articles of incorporation and bylaws of the Company as amended to the date of this Agreement. The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws. The minute books, stock certificate books, and stock record books of the Company are correct and complete in all material respects.

     4.5 Subsidiaries. Except as set forth on Schedule 4.5 of the Disclosure Schedules, the Company does not control directly or indirectly or have any direct or indirect equity participation in any Person.

     4.6 Financial Statements. Set forth as Schedule 4.6 of the Disclosure Schedules are correct and complete copies of the audited consolidated balance sheets of BHC as of January 3, 1993, January 2, 1994, and January 1, 1995 and the related consolidated statements of income and cash flow for the years then ended and the unaudited consolidated balance sheet of BHC as of July 2, 1995 and the related consolidated statement of income and cash flow for the twentysix week period then ended (collectively, the "Financial Statements") and an unaudited balance sheet of the Company as of July 2, 1995 (the "Interim Balance Sheet"). The Financial Statements and the Interim Balance Sheet were prepared using the contract method of accounting in accordance with GAAP (except, in the case of any of the annual Financial Statements, as described in the notes thereto and except, in the case of interim Financial Statements and the Interim Balance Sheet for which no notes have been prepared, as described in Schedule 4.6), applied on a basis consistent with the past practices of BHC (except that as to consistency beginning July 4, 1994, there was adopted as a uniform practice for amounts withheld from subcontractors for contract costs withheld and cost limitations withheld of including such withheld amounts in shipbuilding contracts in progress and booking an offsetting liability in a corresponding amount and except that, beginning January 2, 1995, certain modifications that are incorporated in the definition of Earned Progress were made in the methodology for calculating material progress in determining Earned Progress), and the Financial Statements present fairly the consolidated financial condition and the consolidated results of operations of BHC as of the dates and for the periods indicated therein, and the Interim Balance Sheet fairly presents the financial condition of the Company as of the date indicated therein, except for (consistent with the past practices of BHC) certain accruals that would impact the balance sheet only and are recorded by BHC only at year end and have not been recorded as of July 2, 1995; provided that no representation or warranty is made in this Section 4.6 concerning: (a) the environmental asset reflected in shipbuilding contracts in progress; (b) the adequacy of the close-out reserve reflected in shipbuilding contracts in progress; (c) EAC Income reflected in shipbuilding contracts in progress; (d) liabilities with respect to compliance with Environmental Law or for any Environmental Claim or Release; (e) any asset or liability of the Company relating to the retrospective workers' compensation premiums for policy years 1986/87 and 1987/88;
(f) any asset or liability of the Company relating to the Lloyd's Policy; (g) the effect of assessments by the United States Department of Labor for assessments payable to the special fund under the United States Longshore and Harbor Workers' Compensation Act; (h) any asset or liability relating to the Anglo American Policy or any settlement made by the Company with respect thereto; (i) the fair market value of the Dauphin Real Estate; and (j) any liability of the Company or BIWA under the Residual Deficit Act. Schedule 4.6 includes a correct and complete list of all reserves and provisions for loss reflected in the Interim Balance Sheet and a description of the specific matter for which such reserve or provision had been made. Notwithstanding anything in this Section 4.6, the only representation and warranty made by BHC with respect to the Inventory Account reflected on the Financial Statements or on the Interim Balance Sheet is set forth in Section 4.10. Other than the Company Common Stock held by BHC, there are no assets included in the Financial Statements that are not also assets of the Company.

     4.7 Undisclosed Liabilities. The Company has no liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due) arising out of the Shipbuilding Business except for liabilities and obligations; (a) that are reflected or reserved for on the Interim Balance Sheet; (b) that have arisen since the date of the Interim Balance Sheet in the usual, regular and ordinary course of business of the Company (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) and which will be reflected or reserved for on the Closing Date Balance Sheet (or which would otherwise be reflected or reserved on the Closing Date Balance Sheet if the third sentence of
Section 2.6(c)(ii) did not apply in the preparation of the Closing Date Balance Sheet); (c) that will have arisen since the date of the Closing Date Balance Sheet in the usual, regular and ordinary course of business of the Company (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) and which would be reflected or reserved for on a balance sheet of the Company as of the Closing Date prepared on a consistent basis with the Closing Date Balance Sheet (or which would otherwise be reflected or reserved on such a balance sheet if the third sentence of Section 2.6(c)(ii) did not apply in the preparation of the Closing Date Balance Sheet); (d) that relate to Taxes (as to which BHC's representations and warranties are made in Section 4.11 and the Tax Matters Agreement); (e) that relate to Contracts, including Government Contracts and Government Subcontracts (as to which BHC's representations and warranties are made in Sections 4.12 and 4.13); (f) that relate to any charge, complaint, action, suit, proceeding, hearing, or investigation (as to which BHC's representations and warranties are made in Section 4.17); (g) that relate to compliance with Environmental Laws or arise out of an Environmental Claim or Release (as to which BHC's representations and warranties are made in Section 4.20); (h) that relate to compliance with Laws (as to which BHC's representations and warranties are made in Section 4.21); (i) that relate to employee benefit plans (as to which BHC's representations and warranties are made in Section 4.18) and
(j) that are set forth on Schedule 4.7(a) of the Disclosure Schedules. To the knowledge of BHC, the Company has no liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due) arising out of any activity other than the Shipbuilding Business, except as set forth on Schedule 4.7(b) of the Disclosure Schedules. Except as disclosed in Schedule 4.7(b), to the knowledge of BHC, since January 1, 1990, no claims have been asserted or threatened against the Company arising out of or relating to any Predecessor Business conducted, directly or indirectly, by any former Affiliate of the Company that was merged with or wholly or partially liquidated into the Company on or before December 31, 1987 or by any entity that was merged with or wholly or partially liquidated into any other former Affiliate of the Company that was merged with or wholly or partially liquidated into the Company on or before December 31, 1987.

     4.8 Events Subsequent to July 2, 1995.  (a) Since July 2,
1995, there has not been any material adverse change in the business, financial condition, operations, results of operations or future prospects of the Company.

     (b) Without limiting the generality of the foregoing, since July 2, 1995, except as set forth on Schedule 4.8 of the Disclosure Schedules:

     (i) the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the ordinary course of business consistent with past practices;

     (ii) no party (including the Company) has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $1,000,000 to which the Company is a party or by which it is bound;

     (iii) the Company has not made any capital expenditure
(or series of related capital expenditures) involving more than $200,000 for new capital projects initiated after July 2, 1995;

     (iv) the Company has not made any capital investment in, any loan to or any acquisition of the securities or assets of, or any contribution of any kind to, any other Person (or series of related capital investments, loans and acquisitions, or contributions), either involving more than $100,000 outside the ordinary course of business;

     (v) the Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $100,000 singly or $1,000,000 in the aggregate;

     (vi) the Company has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $100,000 outside the ordinary course of business;

     (vii) the Company has not experienced any material damage, destruction or loss (whether or not covered by insurance) to its material properties;

     (viii) the Company has not made any loan to or entered into any other transaction with any of the officers or employees of the Company outside the ordinary course of business;

     (ix) the Company has not entered into any written employment contract or collective bargaining agreement, any oral employment contract requiring the payment by the Company of more than $60,000 in any 12-month period, or modified the terms of any existing such contract or agreement;

     (x) the Company has not granted any increase in the base compensation of any of the officers or employees of the Company outside the ordinary course of business;

     (xi) the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the officers or employees of the Company or taken any such action with respect to any other Employee Benefit Plan;

     (xii) the Company has not made any other change in employment terms for any of the officers or employees of the Company outside the ordinary course of business;

     (xiii) the Company has not paid or prepaid any Funded
Debt;

     (xiv) the Company has not declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, repurchased, or otherwise acquired for value of any its capital stock;

     (xv) the Company has not issued, sold, or otherwise disposed or any of its capital stock or granted any option, warrant, or the right to purchase or obtain any of its capital stock whether upon conversion, exchange, exercise, or otherwise; and

     (xvi) the Company has not committed to do any of the foregoing.

     4.9 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet are, and all accounts receivable of the Company arising after the date of the Interim Balance Sheet and on or prior to the Closing Date will be, bona fide receivables, accounted for in accordance with GAAP applied on a basis consistent with GAAP used in the preparation of the Interim Balance Sheet. Schedule 4.9 of the Disclosure Schedules sets forth the total amount billed by the Company under each open Government Contract and Government Subcontract and the amount collected by the Company under each Government Contract and Government Subcontract other than, in each case, contracts that have value of less than $50,000 and for which there are no receivables outstanding as of the date of the Interim Balance Sheet.

     4.10 Inventories; Shipbuilding Contracts in Progress.

     (a) With respect to the Inventory Account reflected on the Interim Balance Sheet, the amount thereof is based on periodic cycle counts and not on physical inventory counts and is represented and warranted to have a value of at least $5 million determined in accordance with GAAP.

     (b) Assuming that the Company's contract close-out reserve and contract estimates at completion and EAC Income on the Interim Balance Sheet are correct:

     (i) the Shipbuilding Contracts in Progress reflected on the Interim Balance Sheet are stated at the Company's costs incurred (labor, material and other direct costs and overhead) plus estimated earnings, less progress payments (net of withholdings), plus revenue not yet billed, all determined in accordance with GAAP applied on a basis consistent with the past practices of the Company (except that as to consistency beginning July 4, 1994, there was adopted as a uniform practice for amounts withheld from subcontractors for contract costs withheld and cost limitations withheld of including such withheld amounts in Shipbuilding Contracts in Progress and booking an offsetting liability in a corresponding amount and except that, beginning January 2, 1995, certain modifications that are incorporated in the definition of Earned Progress were made in the methodology for calculating material progress in determining Earned Progress); and

     (ii) to the knowledge of BHC, all unbilled accounts receivable and unfunded items of cost reflected as Shipbuilding Contracts in Progress under Government Contracts and Government Subcontracts in the Interim Balance Sheet relate to costs validly incurred thereunder and related estimated earnings under such contracts are, and will be, billable and collectible in the ordinary course of business of the Company except to the extent of any applicable reserves provided for in the Interim Balance Sheet, including any reserves included in EAC Income, in the case of each of clauses (i) and (ii), except for the workers' compensation asset, the environmental asset and the unbilled vacation asset reflected in Shipbuilding Contracts in Progress on the Interim Balance Sheet and subject to the over applied overhead included in the Inventory Account and the over allocated costs included in Other Assets in each case reflected on the Interim Balance Sheet.

4.11  Tax Matters.

     (a) The Company (or an Affiliate on behalf of the Company) has filed when due (after giving effect to applicable extensions of the time for filing) all Other Tax Returns that it was required to file. All such Other Tax Returns were correct and complete in all respects. All Other Taxes owed by the Company (whether or not shown on any Other Tax Return) with respect to any taxable period (or portion thereof) ending on or before July 2, 1995 (i) have been fully and timely paid or (ii) are reflected through an adequate accrual or reserve on the Interim Balance Sheet. Except as set forth on Schedule 4.11 of the Disclosure Schedules, the Company is not currently the beneficiary of any extension of time within which to file any Other Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Other Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no Lien affecting any of the assets of the Company that arose in connection with any failure or alleged failure to pay any Other Tax.

     (b) The Company has withheld and paid all Other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

     (c) The Company does not expect any authority to assess any additional Other Tax against the Company for any period for which Other Tax Returns have been filed. There is no dispute or claim concerning any Other Tax liability of the Company either claimed or raised by any authority in writing, or to the knowledge of BHC, based upon personal contact of any officer, employee, or agent of the Company with any agent of such authority. Schedule 4.11 lists all federal, state, local and foreign Other Tax Returns of the Company for taxable periods ended on or after January 1, 1987, indicates those Other Tax Returns that have been audited and indicates those Other Tax Returns that currently are the subject of audit.

     (d) Except as may be disclosed on Schedule 4.11 of the Disclosure Schedules or in respect of any taxable period for which the statute of limitations has run, neither BHC nor the Company has waived any statute of limitations in respect of Other Taxes or agreed to any extension of time with respect to an Other Tax assessment or deficiency.

4.12   Contracts.

     (a) Except for the Contracts listed on Schedule 4.12 of the Disclosure Schedules, the Company is not a party to or otherwise bound by any written or oral: (i) mortgage, indenture, note, installment obligation or other instrument relating to Funded Debt in excess of $100,000, (ii) guarantee of any obligation in excess of $100,000, (iii) letter of credit, bond or other indemnity (excluding endorsements of instruments for collection in the ordinary course of business of the Company), (iv) currency or interest rate swap, collar or hedge agreement, (v) offset, countertrade or barter agreement, (vi) agreement for the sale or lease by the Company to any Person of any material amount of its existing assets other than the retirement or other disposition of assets no longer useful to the Company or the sale of finished products and spare parts in the ordinary course of the Shipbuilding Business, (vii) agreement requiring the payment by the Company of more than $250,000 in any 12-month period for the purchase or lease for its own use of any machinery, equipment or other fixed assets, excluding those purchased or leased for installation on ships, (viii) agreement providing for the lease or sublease by the Company (as lessor, sublessor, lessee or sublessee) of any real estate, machinery, equipment, or other fixed assets each requiring the payment by the Company of more than $1,000,000 in any 12month period or with a remaining term of more than five years other than any such lease or sublease that may be terminated prior to the expiration of the stated term without liability, (ix) distributor, representative, consultant, commissioned agent, broker or advertising contract requiring the payment by the Company of more than $100,000 in any 12month period that is not terminable by the Company at will or by giving notice of 30 days or less, without penalty, (x) collective bargaining agreement, employment or consulting agreement or agreement providing for severance payments or other additional rights or benefits in the event of the sale of the Company or its business, (xi) joint venture agreement, (xii) teaming agreement, (xiii) cooperative agreement involving the submission of any proposal to a Governmental Entity or the development or sale of any product or service, (xiv) Government Contract or Government Subcontract with a value in excess of $1 million, (xv) agreement requiring the payment by the Company to any Person of more than $100,000 in any 12month period for the purchase of services; or (xvi) agreement requiring the payment by the Company to any Person of more than $1,000,000 in any 12month period for the purchase of goods.

     (b) The Company has delivered or made available to GDC correct and complete copies of each written agreement listed on Schedule 4.12, as amended to date, and a written summary setting forth the terms and conditions of each oral agreement referred to on such Schedule. Each Contract listed on
Schedule 4.12 is a valid, binding and enforceable obligation of the Company (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing) and is in full force and effect. Except as set forth on Schedule 4.12: (i) the Company is not in breach of, and has not repudiated any term of, any Contract listed on
Schedule 4.12, (ii) to the knowledge of BHC, no other party to any Contract listed on Schedule 4.12 is in breach of or has repudiated any term of, any such Contract that would, individually or in the aggregate, have a Material Adverse Effect on the Company, (iii) no event, occurrence or condition exists which constitutes, or with the lapse of time or the giving of notice would become, a default under any Contract listed on Schedule 4.12 by the Company or, to the knowledge of BHC, any other party thereto, (iv) the Company has not released any of its rights under any Contract listed on
Schedule 4.12, and (v) no advance payments have been made under any Contract listed on Schedule 4.12 except as expressly provided in such Contract.

4.13   Government Contracts.

     (a) Except as set forth on Schedule 4.13 of the Disclosure Schedules, to BHC's knowledge, since January 1, 1990: (i) the Company has complied with all material terms and conditions of each Government Contract or Government Subcontract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Law therein, (ii) the Company has complied in all material respects with all requirements of all Laws or agreements pertaining to each Government Contract or Government Subcontract and (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Subcontract were complete and correct in all material respects as of their effective date and the Company has complied in all material respects with all such representations and certifications. Except as set forth on Schedule 4.13 of the Disclosure Schedules, since January 1, 1990: (i) the Company has complied with all material terms and conditions of each Government Contract or Government Subcontract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Law therein, except for such noncompliance that would not constitute or result from illegal criminal activity or fraud, (ii) the Company has complied in all material respects with all requirements of all Laws or agreements pertaining to each Government Contract or Government Subcontract, except where such noncompliance would not constitute or result from illegal criminal activity or fraud, (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Subcontract were complete and correct in all material respects as of their effective date and the Company has complied in all material respects with all such representations and certifications, except where such incompleteness or incorrectness would not constitute or result from illegal criminal activity or fraud. Except as set forth on Schedule 4.13 of the Disclosure Schedules, since January 1, 1990: (i) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified BHC or the Company, either in writing or orally, that the Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Subcontract and (ii) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to any Government Contract or Government Subcontract, (iii) no material cost incurred by the Company pertaining to any Government Contract or Government Subcontract has been questioned or challenged by representatives of the Administrative Contracting Officer or the Defense Contract Audit Agency, is, to the knowledge of BHC, the subject of any investigation, or has been disallowed by the U.S. Government, and (iv) no amount of money due to the Company pertaining to any Government Contract or Government Subcontract has been withheld or set off nor has any claim been made to withhold or set off money and the Company is entitled to all progress payments received with respect thereto.

     (b) Except as set forth on Schedule 4.13: (i) to BHC's knowledge, neither the Company nor any of its directors, officers, employees, consultants or agents is or during the past three years has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity or any audit or investigation by BHC or the Company or any other Person with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract, and (ii) during the past three years, neither the Company nor any Affiliate of the Company has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract. There exists no irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract that has led during the last three years to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

     (c) Except as set forth on Schedule 4.13, to BHC's knowledge, there exist (i) no outstanding claims against the Company, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Subcontract and (ii) no material disputes between the Company and any Governmental Entity under the Contract Disputes Act or any other federal statute or regulation or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract. To BHC's knowledge, except as set forth in
Schedule 4.13, the Company does not have any interest in any pending or potential claim against any Governmental Entity or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract.
Schedule 4.13 lists each Government Contract or Government Subcontract which is currently under audit by any Governmental Entity or any other Person that is a party to such Government Contract or Government Subcontract. Except as set forth in
Schedule 4.13, the Company has not received any draft or final post award audit report, any draft or final notice of cost disallowance, or any draft or final notice of noncompliance with any Cost Accounting Standard.

     (d) Except as set forth on Schedule 4.13, since January 1, 1990, the Company has not been debarred or suspended from participation in the award of contracts with the DOD or any other Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To BHC's knowledge, there exist no facts or circumstances that would warrant suspension or debarment or the finding of nonresponsibility or ineligibility on the part of the Company or any director or officer of the Company. No payment has been made by the Company or by any Person on behalf of the Company in connection with any Government Contract or Government Subcontract in violation of applicable procurement Laws or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act. Except as set forth on Schedule 4.13, the Company's cost accounting and procurement systems and the associated entries reflected in the Company's financial statements with respect to the Government Contracts and Government Subcontracts are in compliance in all material respects with all Laws.

     (e) Except as set forth in Schedule 4.13, to BHC's knowledge, all material test and inspection results provided by the Company to any Governmental Entity pursuant to any Government Contract or Government Subcontract or to any other Person pursuant to a Government Contract or Government Subcontract or as a part of the delivery to any Governmental Entity or to any other Person pursuant to a Government Contract or Government Subcontract of any article designed, engineered or manufactured by the Company were complete and correct in all material respects as of the date so provided. Except as set forth in Schedule 4.13, the Company has provided all material test and inspection results to the DOD or to any other Person pursuant to a Government Contract or Government Subcontract as required by Law and the terms of the applicable Government Contracts or Government Subcontracts.

 4.14  Real Property.

     (a) Schedule 4.14(a) of the Disclosure Schedules lists all real property owned by the Company. With respect to each such parcel of Owned Real Property, except as set forth on
Schedule 4.14(a):

     (i) The Company has good and valid title to such parcel, free and clear of all Liens, options, easements, covenants, rights-of- way and other similar charges or restrictions of any nature whatsoever except (A) Permitted Liens, (B) easements, covenants, options, rights-of-way and other similar charges and restrictions of record, (C) any conditions that may be shown by a current, accurate survey or physical inspection of any such parcel, (D) (i) zoning, building and other similar restrictions, (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Company has easement rights and subordination or similar agreements relating thereto and (iii) unrecorded easements, covenants, rights-of-way or other similar restrictions, none of which items set forth in clauses (i),
(ii) and (iii), individually or in the aggregate, materially impair the use and operation of the property to which they relate in the Company's business as presently conducted, and
(E) other Liens, title imperfections and encumbrances which do not, individually or in the aggregate, materially adversely affect the continued use of the real or personal property to which they relate in the conduct of business currently conducted thereon;

     (ii) there are no pending or, to the knowledge of BHC, threatened condemnation proceedings, lawsuits or administrative actions relating to such property or other matters affecting adversely in any material respect the current use or occupancy thereof, except to the extent such proceedings, lawsuits or actions relate to compliance with Environmental Laws, Environmental Claims or Releases;

     (iii) all facilities have received all approvals of Governmental Entities (except for any approvals relating to Environmental Laws, Releases or Hazardous Materials) required in connection with the ownership or operation thereof and are operated and maintained in accordance with all applicable Laws (except Environmental Laws) in all respects except for such matters that would not, individually or in the aggregate, materially and adversely affect the continued use or occupancy of such property by the Company;

     (iv) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel, except as may be provided pursuant to any Government Contract, and there are no parties (other than the Company) in possession of such parcel, other than tenants under any leases disclosed in Schedule 4.14(a) who are in possession of the space to which they are entitled; and;

     (v) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein.

     (b) Schedule 4.14(b) lists all real property leased or subleased to the Company. The Company has delivered or made available to GDC correct and complete copies of the leases and subleases for the properties listed in Schedule 4.14(b), each as amended to date. With respect to each lease and sublease listed in Schedule 4.14(b), except as set forth on Schedule 4.14(b):

     (i) the Company has good and valid title to the leasehold estates, free and clear of all Liens, options, easements, covenants, rights-of-way and other similar charges or restrictions of any nature whatsoever except (A) Permitted Liens, (B) easements, covenants, options, rights-of-way and other similar charges and restrictions of record, (C) any conditions that may be shown by a current, accurate survey or physical inspection of any such parcel made prior to the date of the this Agreement, (D) (i) zoning, building and other similar restrictions, (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Company has easement rights and subordination or similar agreements relating thereto and (iii) unrecorded easements, covenants, rights-of-way or other similar restrictions, none of which items set forth in clauses (i),
(ii) and (iii), individually or in the aggregate, materially impair the continued use and operation of the property to which they relate in the Company's business as presently conducted, and (E) other Liens, title imperfections and encumbrances which do not individually or in the aggregate materially adversely affect the continued use of the real or personal property to which they relate in the conduct of business currently conducted thereon;

     (ii) the Company is not, and to BHC's knowledge, no other party to the lease or sublease is in material breach or default, and no event has occurred or condition exists which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder;

     (iii) the Company has not, and to BHC's knowledge, no other party to the lease or sublease has, repudiated any material provision thereof; and

     (iv) all facilities leased or subleased thereunder have received all approvals of Governmental Entities (including all Permits) required in connection with the operation thereof and are operated and maintained in accordance with all applicable Laws in all respects except for such matters that would not, individually or in the aggregate, materially adversely affect the continued use or occupancy of such property by the Company.

     4.15 Title and Related Matters.  Except as set forth on
Schedule 4.15 of the Disclosure Schedules, and except for Intellectual Property (as to which BHC's representations and warranties are made in Section 4.16), the Company has good and valid title to all the personalty assets reflected on the Interim Balance Sheet free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 4.15 and except for government-owned property, the Company owns or leases and the Company's assets include sufficient tangible personal property to conduct the business of the Company as presently conducted. Schedule 4.15 contains a complete and correct list of all material government-owned property, including tooling and test equipment, provided under, necessary to perform the obligations under or for which GDC or BIWA could be held accountable under the Government Contracts or Government Subcontracts to be transferred to BIWA pursuant to this Agreement, and such government-owned equipment is maintained by the Company in accordance in all material respects with a government approved property management system. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or as set forth in Schedule 4.15, all machinery, equipment, and other tangible personal property of whatsoever nature owned, leased or used by the Company in the Shipbuilding Business, including but not limited to government-owned property, is in good operating condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it is presently being used.

4.16   Intellectual Property.

     (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of its business as presently conducted. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses except where the failure to take such action would not have a Material Adverse Effect on the Company.

     (b) The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, except where such interference, infringement or misappropriation is not reasonably likely to have a Material Adverse Effect on the Company, and the Company has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). To the knowledge of BHC, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company such that the interference, infringement, misappropriation or violation has a Material Adverse Effect on the Company.

     (c) Schedule 4.16 of the Disclosure Schedules identifies each material item of Intellectual Property of the type described in clause (a) of the definition of Intellectual Property owned by the Company, identifies each material pending patent application or application for registration which has been made with respect to any of the Intellectual Property, and identifies each material license, agreement or other permission which the Company has granted to any third party with respect to any of the Intellectual Property. The Company has delivered or made available to GDC correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions, each as amended to date. With respect to each such item of Intellectual Property required to be identified in Schedule 4.16, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

     (i) the Company possesses all right, title, and interest in and to the item, free and clear of any Lien, license or other restriction other than Permitted Liens;

     (ii) to BHC's knowledge, the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

     (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of BHC, threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

     (iv) the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

     (d) Schedule 4.16 identifies each material item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement or permission. The Company has delivered or made available to GDC correct and complete copies of all such licenses, sublicenses, agreements and permissions, each as amended to date. With respect to each such item of Intellectual Property required to be identified in Schedule 4.16, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

     (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

     (ii) to BHC's knowledge, no party to the license, sublicense, agreement or permission is in material breach or default, and no event has occurred or condition exists which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder;

     (iii) to BHC's knowledge, no party to the license, sublicense, agreement or permission has repudiated any material provision thereof; and

     (iv) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

     4.17 Litigation. Schedule 4.17 of the Disclosure Schedules sets forth each instance in which the Company is (a) subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge or (b) a party to or, to the knowledge of BHC, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction where the amount in dispute is in excess of $250,000 or which seeks injunctive or other equitable relief. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of BHC, threatened that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by the Company in connection with this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby or that, if adversely determined, would have a material adverse effect upon the Company's ability to enter into or perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party. None of the actions, suits, proceedings, hearings and investigations set forth on Schedule 4.17 are reasonably likely to have a Material Adverse Effect on the Company.

 4.18  Employee Benefits.

     (a) Schedule 4.18 of the Disclosure Schedules contains a complete and correct list of all employee pension benefit plans (within the meaning of Section 3(2) of ERISA), all employee welfare benefit plans (within the meaning of Section 3(1) of ERISA), all supplemental benefit plans such as excess benefit or top hat plans benefiting a select group of highly compensated or management employees, and any other employee benefit arrangements or payroll practices, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policy, plant closing benefits, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans providing benefits or payments in the event of a change of control, change in ownership, merger, or sale of a substantial portion (including all or substantially all) of the assets of the Company, maintained by the Company or to which the Company has contributed or is or was obligated to make payments, in each case with respect to any employees (or, if the Company has any existing liability, former employees) of the Company (the "Employee Benefit Plans"). All employee pension benefit plans maintained by the Company to which the Company has contributed or is obligated to contribute, in each case with respect to any employees of the Company (the "Employee Pension Benefit Plans") are separately listed on Schedule 4.18(a). Schedule 4.18(a) clearly identifies all Employee Benefit Plans which are (i) Multiemployer Plans, (ii) multiple employer plans subject to Sections 4063 and 4064 of ERISA, (iii) any other plans that are subject to Section 412 of the Code, (iv) plans intended to qualify under Section 401 of the Code, and (v) employee welfare benefit plans (the "Employee Welfare Benefit Plans") which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment except coverage or benefits required by Section 4980B of the Code if paid 100% by the participant. With respect to each such Employee Benefit Plan or other employee benefit arrangement or payroll practice, except as set forth on Schedule 4.18:

     (i) Such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.

     (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1 Forms and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Employee Benefit Plan and the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

     (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. None of the ERISA plans or any trust established thereunder has incurred any accumulated funding deficiency as defined in Section 302 of ERISA and Section 412 of the Code. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

     (iv) Each Employee Pension Benefit Plan which is intended to qualify under Section 401(a) of the Code meets the requirements of a "qualified plan" under Section 401(a) of the Code and has received a favorable determination letter from the IRS, and each trust related thereto has been determined to be exempt from tax pursuant to Section 501(a) of the Code, and no facts exist that could reasonably be expected to materially adversely affect the qualified status of the Employee Pension Benefit Plan other than the failure to make any required amendments, the time for the adoption of which has not expired.

     (v) The estimated present values of all accrued benefits (both vested and nonvested) as of January 1, 1995 under the Company Pension Plans and the estimated fair market value of the related trust assets, and the assumptions upon which such estimates are based are set forth in Schedule 4.18(a).

     (vi) The Company has delivered or made available to GDC correct and complete copies of the plan documents and summary plan descriptions together with copies of any and all amendments thereof adopted through the date hereof, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report with all attachments and those for the past two years, and all related trust agreements, group annuity contracts, insurance contracts and other funding agreements which implement such Employee Benefit Plans and the most current actuarial reports and those for the past two years, if required under ERISA. Each such actuarial report fairly presents the financial condition and the results of operations of each such plan as of such date and the results of operations of each such plan as of such date in accordance with the applicable standard.

     (vii) Each such Employee Benefit Plan has been administered consistently in all material respects with its terms and applicable Laws.

     (viii) No Employee Benefit Plans have been amended in any manner which would require the posting of a security under
Section 401(a)(29) of the Code or Section 307 of ERISA.

     (ix) There is no pending or, to the knowledge of BHC, threatened legal action or proceeding or investigation against any Employee Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator or against any fiduciary of the Employee Benefit Plans that could give rise to any material liability, and there is no basis for any such claim or lawsuit.

     (x) The Company has not made any plan or commitment whether legally binding or not to create any additional plan or modify or change any existing plan that would affect any employee or terminated employee or the Company or any of its Affiliates.

     (xi) The Company has not incurred any outstanding liability under Section 4062 of ERISA to the PBGC, to a trust established under Section 4041 or 4042 of ERISA or to a trustee appointed under Section 4042 of ERISA.

     (xii) None of the Employee Benefit Plans contains any provisions which would prohibit the transactions contemplated by this Agreement or would give rise to any severance, termination or other payments as a result of the transactions contemplated by this Agreement.

     (xiii) The fair market value of the investments in each Employee Benefit Plan have been fairly and accurately represented in the Forms 5500 as of the date of such forms and accompanying financial statements.

     (xiv) Each such Employee Benefit Plan covers only current and former employees of the Company and does not include any former employees of any predecessor Person for which the Company is considered a successor employer.

     (b) Except as set forth on Schedule 4.18, with respect to each Employee Benefit Plan that any of the Company, its Affiliates and the controlled group of corporations (within the meaning of Section 1563 of the Code) which includes the Company maintains or ever has maintained, or to which any of them contributes, ever has contributed or ever has been required to contribute:

     (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC and no proceeding by the PBGC to terminate such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the knowledge of BHC, threatened.

     (ii) There have been no Prohibited Transactions with respect to such Employee Benefit Plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of BHC, threatened.

     (iii) None of the Company or any of its Affiliates has incurred and neither BHC nor the Company has reason to expect that the Company or any of its Affiliates will incur any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

     (c) Except as set forth on Schedule 4.18, none of the Company, its Affiliates and the other members of the controlled group of corporations that includes the Company contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan. No event has occurred with respect to a Multiemployer Plan to which the Company, its Affiliates and the other members of the controlled group that includes the Company contribute or have contributed (or to which the Company, its Affiliates and the other members of the controlled group that includes the Company have at any time had an obligation to contribute) that reasonably can be expected to constitute a "withdrawal" or "partial withdrawal" with respect to such plan (as such terms are defined in Title IV or ERISA) which could reasonably be expected to result in a material liability.

     (d) Except as set forth on Schedule 4.18, none of the Company and its Affiliates maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, life insurance or other welfare benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code).

     (e) Neither the Company, its Affiliates and other members of the controlled group that includes the Company has incurred (nor has any event occurred which reasonably can be anticipated to result in the Company, its Affiliates and other members of the controlled group that includes the Affiliates and other members of the controlled group that includes the Company) any material loss in connection with any existing or previously existing Employee Benefit Plan that could become on or after the Closing Date, an obligation or liability of GDC or any of its Affiliates except for those matters expressly assumed by GDC in Section 8.

     (f) The Company is not in any way obligated to make any payment or is a party to any agreement that under any circumstances could obligate the Company to make any payment that will not be deductible in whole or in part by reason of
Section 280G of the Code.

     (g) Schedule 4.18 sets forth a complete and correct list of all insurance policies of any kind or nature whatsoever currently in force with respect to each Employee Benefit Plan or benefit arrangement and each contract with any service provider, third party administrator, vendor or other person who provides or has provided material services in connection with the operation or administration of such Employee Benefit Plan or benefit arrangement. The Company has delivered or made available to GDC a correct and complete copy of each such policy or contract requested by GDC.

4.19 Labor Relations; Workers' Compensation.

     (a) Except as set forth on Schedule 4.19 of the Disclosure Schedules, there are no controversies pending or, to the knowledge of BHC, threatened between the Company and any current or former employee of the Company or any labor or other collective bargaining unit representing any current or former employee of the Company that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth on
Schedule 4.19, no claims asserting any unfair labor practice in connection with the operations of the Company are pending before the National Labor Relations Board. To the knowledge of BHC, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

     (b) The Company has provided or otherwise made available to GDC the most recent quarterly listing of workers' compensation claims of the Company for the last three years. The Company maintains a trust authorized by the State of Maine which, combined with aggregate excess insurance and subject to the matters disclosed on Schedule 4.7, covers the estimated present value of future payments for workers' compensation claims, determined as of January 1, 1995, of present and former employees of the Company with respect to claims for occurrences on or after September 1, 1988. All deposits required to be made to such trust have been made as and when due. The workers' compensation self-insurance program maintained by the Company for policy years 1988 through 1995 was approved by the Superintendent of the Bureau of Insurance of the State of Maine, and such plan was properly implemented by the Company in accordance with such approval. The Company has delivered or made available to GDC the materials described in Schedule 4.19 that it used for estimating such claims and determining the present value thereof and has described to GDC the methodology for calculating such estimates and determinations. The accrued liability of the Company for retrospective premium adjustments for policies underwritten by member companies of the American International Group and covering the period from September 1, 1986 to September 1, 1988 is estimated by the Company to be $28.4 million at January 1, 1995. The Company has delivered or made available to GDC the materials described in Schedule 4.19 that it used for determining such accrual and has described to GDC the methodology for making such determinations.

     4.20 Environmental Matters.  Except as set forth on
Schedule 4.20 of the Disclosure Schedules, to the knowledge of
BHC: (a) the Company is in compliance in all material respects with all Environmental Laws in connection with the ownership, use, maintenance and operation of the Facilities,
(b) the Company has no material liability, whether contingent or otherwise, under any Environmental Law with respect to the Shipbuilding Business or the Facilities, (c) no notices of any violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law relating to the Shipbuilding Business or the Facilities have been received by the Company since January 1, 1987, (d) there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or investigations pending or, to the knowledge of BHC, threatened, relating to compliance with or liability under any Environmental Law affecting the Company as a result of the Shipbuilding Business or affecting the Facilities, (e) no underground tank or other underground storage receptacle for Hazardous Materials that is in violation of any Environmental Law is located on the Owned Real Property or the real property relating to any Real Estate Lease, and (f) no Release has occurred or is occurring on or about the Facilities in violation of any Environmental Law at the time such Release occurred.

     4.21 Legal Compliance.  Except as set forth in Schedule
4.21 of the Disclosure Schedules, and except for Tax matters (as to which BHC's representations and warranties are made in Section 4.11 and the Tax Matters Agreement), matters pertaining to compliance with federal Laws applicable to Government Contracts and Government Subcontracts (as to which BHC's representations and warranties are made in Section 4.13), matters pertaining to compliance with Laws applicable to the Company Pension Plans and the Company Welfare Plans (as to which BHC's representations and warranties are made in
Section 4.18) and environmental matters (as to which BHC's representations and warranties are made in Section 4.20), the Company has complied with all applicable Laws, including Laws relating to worker health and safety, except for instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as set forth on Schedule 4.21, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against or, to the knowledge of BHC, has been threatened against the Company alleging any failure to so comply that would, if adversely determined, have a Material Adverse Effect on the Company.

     4.22 Permits. The Company holds all Permits that are required by any Governmental Entity to permit it to conduct all business as presently conducted and to operate the Company's assets as they are presently operated except for failures to hold such Permits which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or which do not relate to compliance with Environmental Laws, Releases or Hazardous Materials. Each such Permit is listed on Schedule 4.22 of the Disclosure Schedules. No suspension, cancellation or termination of any of such Permit is pending or, to the knowledge of BHC, threatened that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

      4.23 Insurance. To BHC's knowledge, Schedule 4.23 of the Disclosure Schedules contains a correct and complete list of all policies of insurance owned by the Company under which the Company, or any of its material assets, is insured. All such policies are in full force and effect and are sufficient for compliance in all material respects by the Company with all applicable requirements of material Law and all material agreements to which the Company is a party or subject and provide insurance coverage of the assets, operations and employees of the Company generally equivalent in type and amount to that which is customarily carried by other corporations engaged in similar businesses.

     4.24 Brokers' Fees. Neither BHC nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent, other than Lehman Brothers, with respect to the transactions contemplated by this Agreement for which GDC, BIWA or the surviving Company could become liable or obligated.

     4.25 Full Disclosure. All documents and other papers listed in the Disclosure Schedules and all other documents that are required by Section 4.4, 4.14(b), 4.16(b), (c) and
(d), 4.18(a) and 4.19(b) of this Agreement or the Ancillary Agreements to have been delivered or made available to GDC by or on behalf of BHC or the Company are true, complete, correct and authentic in all material respects. Subject to the last sentence of this Section 4.25, no representation or warranty of BHC contained in this Agreement or any of the Ancillary Agreements and no certificate to be delivered to GDC by BHC pursuant to Section 9 of this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading, and there is no fact which BHC or the Company has not disclosed to GDC or BIWA in writing which BHC or the Company presently believes has or will have a Material Adverse Effect on the Company or a material adverse effect on the ability of BHC or the Company to perform this Agreement and the Ancillary Agreements to which BHC or the Company is a party. Notwithstanding any of the foregoing provisions of this Section 4.25, neither the Company nor BHC makes any representation or warranty or shall have any liability for any disclosure or omission (a) with respect to the Lehman Brothers' offering memorandum dated March, 1995, (b) with respect to any projections, forecasts or other data furnished to GDC as to the future profitability or results of the Company or (c) based on procurement policies of the DOD, including the awarding of any bids or contracts to the Company or its competitors or the pricing or other terms and conditions of such bids or contracts. Notwithstanding any of the foregoing provisions of this Section 4.25, neither the Company nor BHC makes any representation or warranty in this
Section 4.25 or shall have any liability for any disclosure or omission under this Section 4.25 with respect to the matters set forth in clauses (a) through (j) of the proviso to the second sentence of Section 4.6 hereof.

Section 5. Representations and Warranties of GDC. GDC represents and warrants to BHC that:

     5.1 Organization of GDC and BIWA. GDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BIWA is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine.

     5.2 Authorization of Transaction. Each of GDC and BIWA has the requisite power and authority (including full corporate power and authority) and has taken all requisite corporation (including any necessary approval of this Agreement and the Merger by the board of directors and shareholders of GDC and BIWA) to enable it to execute and deliver this Agreement and each of the Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by GDC or BIWA will constitute, the valid and binding obligations of GDC or BIWA enforceable in accordance with its terms and conditions.

     5.3 No Conflicts; Consents. Neither the execution and the delivery of this Agreement or any of the Ancillary Agreements by GDC or BIWA, nor the consummation by GDC or BIWA of the transactions contemplated hereby or thereby, will violate any Law to which GDC or BIWA is subject or any provision of the charter or bylaws of GDC or BIWA. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by GDC or BIWA nor the consummation by GDC or BIWA, of the transactions contemplated hereby or thereby, will constitute a violation of, be in conflict with, constitute or create a default under or result in the creation or imposition of any Lien upon any property of GDC or BIWA pursuant to any agreement or commitment to which GDC or BIWA is a party or by which GDC or BIWA or any of its properties is bound or to which GDC or BIWA or any of such properties is subject. Except for the filing of the Notification and Report Form required under the HartScott Rodino Act, and the expiration or early termination of the waiting period thereunder, GDC or BIWA has given all required notices and obtained all licenses, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are required in order to enable GDC and BIWA to perform their obligations under this Agreement and each of the Ancillary Agreements.

     5.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to GDC's or BIWA's knowledge, threatened that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by GDC or BIWA in connection with this Agreement or any of the Ancillary Agreements or the transactions contemplated thereby or hereby or that, if adversely determined, would have a material adverse effect upon GDC's or BIWA's ability to enter into or perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party.

     5.5 Brokers' Fees. GDC and BIWA have no liability or obligation to pay any fees or commissions to any broker, finder or agent, with respect to the transactions contemplated by this Agreement for which BHC or the Company could become liable or obligated.

Section 6. Pre-Closing Covenants. The parties agree as follows with respect to the period between the date of this Agreement and the Closing Date.

     6.1 General. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement
(including satisfying the closing conditions set forth in Section 9).

     6.2 Hart-Scott-Rodino Filing. Within five business days following the execution and delivery of this Agreement, each of the appropriate parties will file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Business of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its best efforts to obtain early termination of the applicable waiting period and will make all further filings pursuant thereto that may be necessary, proper or advisable. BHC and GDC will jointly use their best efforts from and after the date of this Agreement until the Closing Date to obtain from the DOD or other applicable Governmental Entities as promptly as practicable an agreement of novation with respect to each Government Contract and Government Subcontract.

     6.3 Carry on Business in Regular Course. BHC will cause the Company to maintain the owned and leased properties used or held for use by the Company in good operating condition and repair and make all necessary renewals, additions and replacements thereto, will cause the Company to carry on its business in all material respects in the same manner as heretofore conducted, will not institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation.

     6.4 No General Increases in Compensation. BHC will not permit the Company to grant any general or uniform increase in the rates of pay of employees of the Company, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment. BHC will not permit the Company to increase the compensation payable or to become payable to officers or salaried employees of the Company with a base salary in excess of $75,000 per year or increase any existing, or establish any new, bonus, insurance, pension or other benefit plan, payment or arrangement to, for or with any such officers, salaried employees, other employees or agents, except for any increase required under the terms of any consulting or employment agreement or compensation plan in effect on the date of this Agreement and which agreement or plan is disclosed in the Disclosure Schedules.

     6.5 Contracts and Commitments. BHC will not permit the Company to enter into any contract or commitment or engage in any transaction, including any contract, commitment or engagement with any Affiliate of the Company, or effect any change to any program, not in the usual and ordinary course of business and consistent with the past operation of the business of the Company.

     6.6 Structural Changes. Other than pursuant to this Agreement, BHC will not permit the Company to (a) sell or otherwise dispose of any fixed or capital assets having a net book value, individually or in the aggregate, exceeding $200,000 or any other properties or assets that are material to the conduct of the business of the Company, except in the ordinary course of business consistent with past practice, (b) purchase or lease any fixed or capital assets in connection with any new capital project initiated after the date of this Agreement at a cost, individually or in the aggregate, exceeding $200,000, without the prior written consent of GDC,
(c) declare or pay any dividend or distribution with respect to any class of its capital stock or redeem, repurchase or otherwise acquire for value any capital stock of the Company,
(d) split, combine, or otherwise reclassify any Company Shares, (e) amend its articles of incorporation or bylaws or
(f) make payments of principal or interest on the Senior Notes except for scheduled payments in accordance with the terms of the Senior Notes.

     6.7 Preservation of Organization. BHC will use commercially reasonable efforts to preserve the business of the Company intact, to keep available the present key officers and employees of the Company and to preserve the present relationships of the Company with its suppliers and customers and others having business relations with the Company.

     6.8 No Default. BHC will not permit the Company to commit or omit to take any act which will cause a termination of or material breach or default under any Contract listed on
Schedule 4.12 of the Disclosure Schedules.

     6.9 Full Access. BHC will permit, and will cause the Company to permit, representatives of GDC to have reasonable access at all reasonable times to all premises, properties, books, records, contracts and documents of or pertaining to the Company. BHC shall cause the Company to permit GDC to make such inspection of the operations of the Company and the Facilities as GDC deems appropriate in order to determine the presence, or potential presence, of Hazardous Materials or the occurrence, or the potential occurrence, of any Releases on or about the Facilities and to determine compliance with Environmental Laws. The investigation and inspection shall be limited to a customary "Phase I" inspection. BHC will, and will cause the Company to, cooperate in such inspections, to the extent such cooperation is reasonably required, provided that such inspections shall be performed at GDC's sole cost and risk by an individual or firm identified by GDC and reasonably acceptable to the Company. GDC will have no obligation to provide the results of such assessments to the Company or BHC. BHC will permit, and will cause the Company to permit, representatives of GDC to have access to the Owned Real Property and the real property subject to the Real Estate Leases and the records of the Company relating thereto for the purpose of enabling GDC to obtain a report concerning title to such properties and matters affecting title thereto and for the purpose of making surveys of such properties. BHC will, and will cause the Company to, cooperate with such examination and surveys to the extent such cooperation is reasonably required.

     6.10 Notice of Developments. BHC will give prompt written notice to GDC of any development affecting the Company or its business that would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date. Each party will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements. No such written notice of a development will be deemed to have amended the Disclosure Schedules, to have qualified the representations and warranties contained herein and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development.

     6.11 Exclusivity. BHC will not, and will not permit the Company or any Affiliate of BHC or the Company to, solicit, initiate or encourage the submission of any proposal or offer from any Person, or negotiate any unsolicited offer or proposal, relating to any (a) liquidation, dissolution or recapitalization, (b) merger or consolidation, (c) acquisition or purchase of securities or assets, (d) refinancing, restructuring, or refunding of Funded Debt, or (e) similar transaction or business combination involving the Company.
BHC will, and will cause the Company and all Affiliates of BHC or the Company to, notify GDC promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

     6.12 Tax Matters. (a) No new elections with respect to Other Taxes, or any changes in current elections with respect to Other Taxes, affecting the Company or its assets shall be made by BHC or the Company or any Affiliate of BHC or the Company after the date of this Agreement without the prior written consent of GDC.


     (b) All Tax sharing agreements or similar arrangements of the Company relating to Other Taxes shall be terminated prior to the Closing Date, and the Company shall not be bound thereby subsequent to the Effective Time.

     (c) BHC, the Company and GDC agree that if the Merger shall occur, as a result of the Merger, BIWA will have purchased substantially all of the property used in the business of the Company, and in connection therewith BIWA shall employ individuals who immediately before the Closing Date were employed in such trade or business by the Company. Accordingly, pursuant to Rev. Proc. 84-77, 1984-2 C.B. 753, PROVIDED that the Company provides BIWA with all necessary payroll records for the calendar year which includes the Closing Date, BIWA shall furnish a Form W2 to each employee employed by BIWA who had been employed by the Company, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom.

     (d) BHC and GDC (and, if the Stock Sale shall occur, the Company) shall (i) each provide the other, and GDC shall cause BIWA to provide Prudential, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Other Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Other Taxes, (ii) each retain and provide the other, and GDC shall cause BIWA and, if the Stock Sale shall occur, the Company to retain and provide BHC, with any records or other information which may be relevant to such Other Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Other Tax Return of the other for any period. Without limiting the generality of the foregoing, GDC shall retain, and shall cause BIWA and, if the Stock Sale shall occur, the Company to retain, and BHC shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Other Tax Returns, supporting work schedules and other records of information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Effective Time and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     6.13 REA Claims.  Prior to the Effective Time, the
Company shall declare a distribution of the Company's beneficial interest in all Transferred Amounts.

     Section 7. Post-Closing Covenants. The parties agree as follows with respect to the period following the Closing Date.

     7.1 General. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 10).

     7.2 Litigation Support. In the event and for so long as any party is actively contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under
Section 10).

     7.3 Confidentiality. For a period of five years after the Closing Date, BHC will, and BHC will cause its Affiliates to, treat and hold as confidential in accordance with such procedures as BHC or its Affiliates, as the case may be, apply generally to their own information of this kind, and will not use for the benefit of themselves or others, all information relating to the Shipbuilding Business, except as required by law or administrative process and except for information which is available to the public on the Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 7.3 ("Confidential Information"). In the event BHC or any of its Affiliates is requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then BHC will, unless prohibited by law, notify GDC promptly in writing of the request or requirement so that GDC may seek an appropriate protective order or waive compliance with this Section 7.3. If, in the absence of a protective order or receipt of a waiver hereunder, BHC or any of its Affiliates is compelled to disclose any Confidential Information to any Person or else stand liable for contempt, then BHC or its Affiliate may disclose such Confidential Information to such Person.

     7.4 Transfer Taxes. BHC and GDC will share equally any sales, use, transfer and documentary taxes and any recordings and filing fees attributable to the Merger.

     7.5 Tax Refunds.  Subject to the provisions of this
Section 7.5 regarding Covered Other Tax Refunds (as defined below) and the final sentence of this Section 7.5, any Other Tax refunds relating to the Company for taxable periods ending on or prior to the Effective Time shall belong to Prudential, and GDC shall and shall cause its Subsidiaries to pay to Prudential any such refunds received. If Prudential or BHC or BHC's other shareholders receive, directly or indirectly, any Other Tax refund relating to the Company for such taxable periods and the Other Tax liability to which such refund relates was included as a cost in a cost-reimbursement or fixed-price incentive (cost- redeterminable) Government Contract or Government Subcontract (a "Covered Other Tax Refund"), then Prudential will cooperate with GDC to determine the appropriate portion of such Covered Other Tax Refund due to any Governmental Entity as if GDC or BIWA had pursued and obtained an identical Other Tax refund. Once the appropriate portion due any Governmental Entity is determined, Prudential will promptly remit to GDC or BIWA such amount to be paid to such Governmental Entity in an appropriate manner to be reasonably determined by GDC; PROVIDED, HOWEVER, that GDC promptly remits such amount to the Governmental Entity, either by payment or otherwise, including but not limited to indirect payments such as reductions in moneys or other payments due to GDC or BIWA by the Governmental Entity; and PROVIDED FURTHER, that GDC shall return to Prudential any amounts not so remitted. If GDC or BIWA is liable for any Other Taxes (net of any Tax benefit to GDC in making payment to the Governmental Entity) as a result of such reimbursement by Prudential, Prudential will also pay to GDC such additional amounts required to pay such Taxes. Notwithstanding the above, if GDC or BIWA and, if the Stock Sale shall occur, the Company pays, directly or indirectly, any Other Taxes with respect to any taxable period ending on or before the Effective Time, and such Other Taxes are later refunded, then to the extent that GDC and BIWA have not been indemnified for such Other Taxes, GDC and BIWA (and, if the Stock Sale shall occur, the Company) will be entitled to such refund.

     7.6 Maine Insurance Fund. Any initial registration fee payable by BIWA, as successor in interest to the Company, payable to register in the Maine Self Insured Employers Guaranty Fund as a result of the transactions contemplated hereby, other than any assessment under the Residual Deficit Act, shall be paid one-half by BIWA and one-half by BHC.

     Section 8. Employee Benefits.

     8.1  Allocation of Pension Responsibilities.

     (a) Subject to Section 8.4 of this Agreement and if the Merger shall occur, BIWA will assume the obligations under the Company Salaried Plan and the Company Hourly Plan and any related trust agreements with respect to those employees and former employees of the Company (and their beneficiaries) who as of the Closing Date are participants in any of the Company Pension Plans, and if the Merger shall occur BIWA shall accept the assets and liabilities associated with the enumerated Company Pension Plans. GDC and BHC shall take all necessary actions to accomplish the assumption of responsibility for the Company Pension Plans.

     (b) As soon as practicable, BHC will cause the Company to deliver to GDC such copies of the Company's applicable personnel, pension and other records pertaining to the Company Pension Participants and their individual participation in the Company Pension Plans and such copies of any other applicable records of either the Company or any agent or representative thereof pertaining to the Company Pension Participants and/or the Company Pension Plans and the Company Pension Trusts as GDC may reasonably request.

     8.2 Allocation of Welfare Benefit Responsibilities.

     (a) Subject to Section 8.4 of this Agreement, as of the Closing Date, if the Merger shall occur, GDC or BIWA will assume the responsibility for welfare benefits under the Company's welfare plans or provide plans with benefits substantially equivalent in the aggregate to such benefits as they existed immediately prior to the Closing Date in accordance with the Company Welfare Plans and the summary plan descriptions noted in Schedule 4.18 of the Disclosure Schedules. Such welfare benefits after the Closing Date will be determined without any waiting periods, without any evidence of insurability and without the application of any pre-existing physical or mental condition restrictions except to the extent applicable under the Company Welfare Plans, but counting claims incurred prior to the Closing Date for purposes of applying deductible, out-of-pocket maximums and other such matters.

     (b) For purposes of providing welfare benefit continuation coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, welfare benefit plan coverage under GDC or BIWA welfare plans will be considered to have commenced on the Closing Date and all eligible individuals will not be considered to have lost coverage under the Company Welfare Plans on the Closing Date.

     (c) To the extent assets have been accumulated in connection with any Employee Benefit Plan as of the Closing Date, if the Merger shall occur, the Company shall transfer or cause to be transferred to BIWA the balance existing as of the Closing Date in any trust, voluntary employee beneficiary association, reserve, premium stabilization account or other similar account or arrangement established by the Company or any other Person.

     (d) BHC will cause to be transferred to BIWA or the Company any experience adjustments, policy dividends, pretax deposits for health care or dependent care reimbursement accounts or any other similar funds related to the Company Welfare Plans.

     8.3 Allocation of Investment Plan Responsibilities.

     (a) Subject to Section 8.4 of this Agreement, if the Merger shall occur, BIWA will assume the obligations under the Company Investment Plans with respect to those employees or former employees of the Company (or their beneficiaries) who, as of the Closing Date, are participants in any of the Company Investment Plans, and if the Merger shall occur, BIWA shall accept the assets and liabilities associated with the Company Investment Plans. GDC and BHC shall take all necessary actions to accomplish the assumption of responsibility for the Company Investment Plans.

     (b) As soon as practicable, BHC will cause the Company to deliver to GDC such copies of the Company's applicable records pertaining to the Company Investment Plans and such copies of such other applicable records of either the Company or any agent or representative thereof pertaining to the Company Investment Plans as GDC may reasonably request.

     8.4 Limitations on Liability. Notwithstanding the provisions of Sections 8.1, 8.2 and 8.3, nothing in this Agreement will limit or restrict in any way the Company's or BIWA's right to modify, amend, terminate or establish employee benefit plans or arrangements in whole or in part at any time after the Closing Date, and this Agreement will not, in any way or at any time, create any third party beneficiary rights for or on behalf of any Person. BIWA and the Company shall be obligated to provide hourly BIWA or Company employees with the benefits described under Sections 8.1, 8.2 and 8.3 only until the expiration of the collective bargaining agreement that requires the benefit to be provided to such employees.
Nothing expressed or implied in this Agreement will obligate BIWA or GDC to provide continued employment to any employee of the Company for a specified period of time following the Closing Date, and BIWA or the Company will be the sole judge of the number, identity and qualifications of employees necessary for the conduct of business.

     8.5 Cooperation Between Parties.

     (a) With respect to each Employee Benefit Plan or benefit arrangement, BHC will cause the Company to use its best efforts to cause to be assigned to GDC or BIWA, as the case may be, all policies of insurance and contracts with any service provider, third party administrator, vendor, or other Person who has provided service in connection with the operation or administration of such Employee Benefit Plan, as GDC designates in writing and as pertain to the funding of benefits in respect of employees under any such Employee Benefit Plan or benefit arrangement, or in any case where such assignment is commercially impracticable, the Company shall cooperate in arranging for the issuance of new or modified policies or contracts.

     (b) BHC will cause the Company to provide to GDC, upon GDC's request, copies of the Company's personnel, pension and other records pertaining to Company employees.

     Section 9. Closing Conditions.

     9.1 Conditions to Obligation of GDC and BIWA. The obligation of GDC and BIWA to consummate the Merger and the other actions to be performed by them in connection with the Merger is subject to satisfaction of the following conditions:

     (a) the representations and warranties of BHC set forth in Section 4 will be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made on the Closing Date;

     (b) BHC and the Company will have performed and complied in all material respects with all of their covenants hereunder through the Closing Date;

     (c) BHC will have delivered to GDC a certificate to the effect that each of the conditions specified above is satisfied in all respects;

     (d) BHC will have delivered to GDC a certificate identifying the record and beneficial holder or holders of the Company Common Stock as of the Closing Date;

     (e) there shall have been, since the date of this Agreement, no event, development, or condition that has or will have a Material Adverse Effect on the Company including, but not limited to, a material change initiated or caused by the DOD in the DDG program that would make it reasonably unlikely that the Company would receive fewer than five DDG awards during the next five years as evidenced by publication of a final report or recommendation indicating that the DOD could reasonably be expected to cancel the DDG program or single source future awards to another yard, but excluding any event, development or condition generally affecting the shipbuilding industry as a whole;

     (f) there will not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of the transactions contemplated by this Agreement;

     (g) BHC will have delivered to GDC a certificate signed by BHC setting forth the Funded Debt as of the Closing Date, itemizing separately for each item of Funded Debt: (i) the principal amount thereof; (ii) accrued and unpaid interest thereon; (iii) any premium payable thereon (including any prepayment penalties or other charges payable by reason of the prepayment of such Funded Debt on the Closing Date); (iv) any other charges payable in connection therewith; and (v) the record holder of such Funded Debt;

     (h) each holder of Required Debt as of the Closing Date will have delivered to GDC a letter setting forth the unpaid principal, accrued and unpaid interest, any premium (including any prepayment penalties or other charges payable by reason of the prepayment of such Required Debt on the Closing Date) and other charges payable in connection therewith;

     (i) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act will have expired or otherwise been terminated without the objection of any of the relevant federal authorities; and

     (j) the shareholders of BHC will have delivered to GDC executed counterparts of each of the Ancillary Agreements to which they are a party not already executed and delivered by such shareholders and which are required by this Agreement to be executed and delivered by such shareholders.

GDC may waive any condition specified in this Section 9.1 if it executes a writing so stating at or prior to the Closing.

     9.2 Conditions to Obligation of BHC and the Company. The obligation of BHC and the Company to consummate the Merger and the other actions to be performed by them in connection with the Merger is subject to satisfaction of the following conditions:

     (a) the representations and warranties of GDC and BIWA set forth in Section 5 will be true and correct in all material respects at and as of the date of this Agreement;

     (b) GDC and BIWA will have performed and complied in all material respects with all of their covenants hereunder through the Closing Date;

     (c) GDC will have delivered to BHC a certificate to the effect that each of the conditions specified above is satisfied in all respects;

     (d) there will not be any judgment order, decree, stipulation, injunction or charge in effect preventing consummation of the transactions contemplated by this Agreement;

     (e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act will have expired or otherwise been terminated without the objection of any of the relevant federal authorities; and

     (f) GDC and BIWA will have delivered to BHC executed counterparts of each of the Ancillary Agreements not already executed and delivered by GDC and BIWA and which are required by this Agreement to be executed and delivered by GDC and/or BIWA.

The Company may waive any condition specified in this Section
9.2 if it executes a writing so stating at or prior to the Closing.

Section 10. Remedies for Breaches of Representations and
Warranties.

     10.1 Survival. All of the representations and warranties of BHC contained in this Agreement or in any certificate delivered by BHC pursuant to this Agreement will survive the Closing and continue in full force and effect until (a) the first anniversary of the Closing Date in the case of the representations and warranties of BHC contained in Sections 4.6, 4.7, 4.8, 4.9, 4.10, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17,
4.19, 4.20, 4.21, 4.22, 4.23, 4.24, or 4.25 or contained in
any certification delivered by BHC pursuant to this Agreement relating to the representations and warranties of BHC contained in Sections 4.6, 4.7, 4.8, 4.9, 4.10, 4.12, 4.13,
4.14, 4.15, 4.16, 4.17, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24 or
4.25 and (b) the third anniversary of the Closing Date in the case of any other representation or warranty of BHC contained in this Agreement or contained in any other certification delivered by BHC pursuant to this Agreement. All of the representations and warranties of GDC contained in this Agreement or in any certificate delivered by GDC pursuant to this Agreement will survive the Closing and continue in full force and effect until the third anniversary of the Closing Date. All of the covenants of GDC and BHC contained in this Agreement will survive the Closing and continue in full force and effect forever thereafter.

     10.2 Indemnification Provisions for Benefit of GDC.

     (a) In the event that GDC or BIWA shall suffer any Losses attributable to any breach by BHC of any of its representations and warranties contained in this Agreement (other than the representations and warranties contained in Section 4.20 of this Agreement) or in any certification delivered by BHC pursuant to this Agreement (other than any certification with respect to any representations and warranties contained in Section 4.20 of this Agreement), provided that GDC submits a written claim for indemnification to BHC within the applicable survival period described in
Section 10.1, then BHC shall indemnify GDC from and against any Losses, net of any applicable insurance recoveries, amounts recovered from third parties applicable to such Losses and amounts recovered under any Government Contract applicable to such Losses (it being understood that GDC will seek to recover all amounts recoverable under any Government Contract), that GDC or BIWA may suffer resulting from, arising out of, relating to or caused by such breach including any Losses suffered by GDC or BIWA with respect to such breach after the expiration of any applicable survival period with regard to claims timely filed within the survival period (such net Losses being referred to herein as the "Warranty Losses"), all subject to the limitations of Section 10.2(d).

     (b) In the event GDC or BIWA shall suffer any Losses attributable to any breach by BHC of any of its representations and warranties contained in Section 4.20 of this Agreement or in any certification with respect to any representations and warranties contained in Section 4.20 of this Agreement delivered by BHC pursuant to this Agreement, provided that GDC submits a written claim for indemnification to BCH prior to the first anniversary of the Closing Date, then BHC shall indemnify GDC from and against 662/3% of any such Losses, net of 66-2/3% of any applicable insurance recoveries, 66-2/3% of amounts recovered from third parties applicable to such Losses and 66-2/3% of amounts recovered under any Government Contract applicable to such Losses (it being understood that GDC will seek to recover all amounts recoverable under any Government Contract), that GDC or BIWA may suffer resulting from, arising out of, relating to or caused by such breach, including any Losses suffered by GDC or BIWA with respect to such breach after the first anniversary of the Closing Date with regard to claims timely filed prior to the first anniversary of the Closing Date (such net Losses being referred to herein as "Environmental Losses"), all subject to the limitations of Section 10.2(d).

     (c) In the event that at any time on or before the third anniversary of the Closing Date, GDC or BIWA shall suffer any Losses attributable to any claim, liability or obligation arising out of any Predecessor Business, including without limitation, any Environmental Claim, provided that GDC submits a written claim for indemnification to BHC prior to the third anniversary of the Closing Date, BHC shall indemnify GDC from and against such Losses, net of any applicable insurance recoveries, amounts recovered from third parties applicable to such Losses and amounts recovered under any Government Contract applicable to such Losses that GDC or BIWA may suffer resulting from, arising out of, relating to or caused by such claim, liability or obligation (such net Losses being referred to herein as "Predecessor Losses"), all subject to the limitations of Section 10.2(d).

     (d) Notwithstanding Sections 10.2(a), 10.2(b) and 10.2(c), neither BHC nor the shareholders of BHC shall have any liability to GDC or BIWA with respect to any Warranty Losses, Environmental Losses or Predecessor Losses or any guaranty obligation with respect to the indemnification of such Warranty Losses, Environmental Losses or Predecessor Losses (collectively, "Indemnified Losses") until and unless GDC and BIWA have suffered aggregate Indemnified Losses in excess of $1,500,000, and then only to the extent of such excess. The aggregate liability of BHC and the shareholders of BHC with respect to Indemnified Losses shall not exceed $25,000,000 in the aggregate for any and all matters.

     10.3 Indemnification Provisions for Benefit of BHC. In the event that BHC shall suffer any Losses attributable to any breach by GDC or BIWA of any of its representations or warranties contained in this Agreement or in any certificate delivered by GDC or BIWA pursuant to this Agreement, provided that BHC submits a written claim for indemnification to GDC or BIWA within the applicable survival period described in
Section 10.1, then GDC shall indemnify BHC from and against any Losses, net of any applicable insurance recoveries.

     10.4 Matters Involving Third Parties. If any third party notifies any party hereto (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other party hereto (the "Indemnifying Party") under this Section 10, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within 30 days after receiving any written notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then only to the extent that, the Indemnifying Party is actually prejudiced as a direct consequence thereof. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate; provided, however, that such Indemnified Party shall deliver to the Indemnifying Party, within five business days after the receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third party claim. In the event the Indemnifying Party notifies the Indemnified Party within 30 days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party concludes in good faith that the counsel the Indemnifying Party has selected has a conflict of interest or other ethical disqualification from representing the interests of the Indemnified Party), it being understood that the Indemnifying Party shall control such defense, (c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld, conditioned or delayed unreasonably) and
(d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party elects to assume the defense of any third party claim, the Indemnified Party shall cooperate with the Indemnifying Party in the defense or prosecution thereof.
Such cooperation shall include the retention and (upon the request of the Indemnifying Party) the provision to the Indemnifying Party of records and information which are reasonably relevant to such third party claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In the event that the Indemnifying Party does not timely notify the Indemnified Party that the Indemnifying Party is assuming the defense of such matter, the Indemnified Party shall be entitled to defend or settle such matter as the Indemnified Party, in its discretion, deems advisable.

     10.5 Indemnification Procedures. In the event that any Indemnified Party incurs any Losses other than in connection with a third party claim for which such Indemnified Party is or claims to be entitled to recovery under Section 10.2 or
10.3 hereof, such Indemnified Party shall give written notice to the Indemnifying Party together with supporting details in reasonable detail. No failure or delay by the Indemnified Party in giving such notice, and no defect in such notice, shall impair such Indemnified Party's right to indemnification hereunder, except to the extent the Indemnifying Party is actually prejudiced as a direct consequence thereof but any such failure, delay or defect shall excuse the Indemnifying Party from its duty to give notice of its objections to such indemnification. Within 20 days after the Indemnifying Party receives such notice from the Indemnified Party, the Indemnifying Party shall give notice to the Indemnified Party of any objections to providing the requested indemnification. Failure of the Indemnifying Party to give timely notice of any such objections shall be deemed a consent to its indemnification obligation and a waiver of objections or defenses that such Indemnifying Party may thereafter assert in connection therewith. In the event the Indemnifying Party objects to the requested indemnification, payment of only the disputed portion shall be deferred from the date it is otherwise due and payable until the dispute is settled by mutual agreement between the parties or until the first business day after a final order of a court of competent jurisdiction determining the rights of the parties is entered and all appeals thereof have been determined or the time for the appeal has lapsed. No cause of action shall be asserted with respect to any disputed claim for indemnification hereunder after the fourth anniversary of the Closing Date.
If as of the third anniversary of the Closing Date, either party has claims for Losses that have not been liquidated in amount, such party may invoke the foregoing provisions of this
Section 10.5 with respect to such party's reasonably estimated actual and expected Losses.

     10.6 Recourse Limited. Recourse for the recovery of GDC's and BIWA's Indemnified Losses shall be limited to the amounts described in Section 10.2(d), and GDC and BIWA shall have no recourse against assets of BHC or any Affiliate of BHC or any successor or assign thereof for such Indemnified Losses in excess of the amounts described in Section 10.2(d). Notwithstanding the foregoing, recourse against BHC shall not be limited if and to the extent that BHC or any director or officer of BHC or any director or officer of the Company listed in Exhibit A hereto is held to have engaged in conduct constituting fraud under the common law of the State of Delaware in connection with any breach of representation and warranty contained in Sections 4.1 through 4.25 as a result of which GDC or BIWA has suffered Losses. The fact that any conduct is found to constitute fraud under any statute pertaining to the procurement of Government Contracts, including, but not limited to, the Truth in Negotiations Act,
18 U.S.C.   286 and 18 U.S.C.   371 (conspiracy to defraud),
18 U.S.C.   1001 (false statements), 18 U.S.C.   287 (false
claims), 18 U.S.C.   1341 (mail fraud), 18 U.S.C.   1343 (wire
fraud), 41 U.S.C.   423 (procurement integrity) shall not, of
itself, lead to the conclusion or create a presumption that such conduct constitutes fraud under the common law of the State of Delaware.

Section 11. Termination.

     11.1 Termination of Agreement. The parties may terminate this Agreement as provided below:

     (a) GDC and BHC may terminate this Agreement by mutual written consent at any time prior to the Closing;

     (b) GDC may terminate this Agreement by giving written notice to the Company at any time prior to the Closing if the Closing has not occurred on or before October 10, 1995, by reason of the failure of any closing condition under Section
9.1 that has not been waived by GDC (unless the failure is the result of a material breach of this Agreement by GDC);

     (c) BHC may terminate this Agreement by giving written notice to GDC at any time prior to the Closing if the Closing has not occurred on or before October 10, 1995, by reason of the failure of any closing condition under Section 9.2 that has not been waived by BHC (unless the failure is the result of a material breach of this Agreement by the Company or BHC);

     (d) GDC may terminate this Agreement after the second business day following the satisfaction of the conditions set forth in Section 9.1(i) and 9.2(e), if, after such second business day, GDC has delivered a notice setting a date for the Closing (not earlier than 48 hours after such notice is given) and the Company or BHC is unable to close on the date specified in such notice; or

     (e) BHC may terminate this Agreement after the second business day following the satisfaction of the conditions set forth in Section 9.1(i) and 9.2(e), if, after such second business day BHC has delivered a notice setting a date for the Closing (not earlier than 48 hours after such notice is given) and GDC or BIWA is unable to close on the date specified in such notice.

     11.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 11.1, all obligations of the parties hereunder will terminate without liability of any party to the other party (except for any liability of any party then in breach); provided that the provisions contained in Sections 13.1 and 13.2 will survive termination and remain in full force and effect thereafter.

Section 12. Dispute Resolution.

     12.1 Dispute Resolution. In the event of any dispute or disagreement relating to this Agreement or the transactions contemplated by this Agreement, the parties shall endeavor to settle such dispute or disagreement through good faith negotiations. No party to this Agreement or any of its successors or assigns or agents or representatives (including any BHC Representative) shall file any suit or action or otherwise commence any proceeding against any other party to this Agreement or any of its successors or assigns or its agents or representatives (including any BHC Representative) unless such Person shall have first attempted to settle such dispute or disagreement through good faith negotiations for a period of not less than 30 days. Notwithstanding the foregoing, any Person who has been made a party defendant in any suit, action or proceeding relating to this Agreement shall not be limited in its assertion of counterclaims, crossclaims or affirmative defenses in connection therewith, and any Person who has been made a party defendant in any suit, action, or proceeding by any Person (other than the BHC Representative) who is not a party to this Agreement shall not be limited in its assertion of crossclaims against, or in joining as a necessary party, in such suit, action or proceeding, any Person who is a party to this Agreement or any of its successors or assigns or agents or representatives (including the BHC Representative).

     12.2 Choice of Forum. IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND THE COURTS OF THE STATE OF DELAWARE, AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH PARTY FURTHER AGREES THAT ANY SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION, OR PROCEEDING MAY BE EFFECTIVELY SERVED UPON IT BY THE DELIVERY THEREOF TO SUCH PARTY IN THE SAME MANNER AS PROVIDED IN THIS AGREEMENT FOR THE GIVING OF NOTICE TO SUCH PARTY, AND SUCH SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS SHALL BE DEEMED EFFECTIVELY SERVED AT THE TIME AT WHICH NOTICE THEREOF WOULD BE DEEMED GIVEN UNDER THIS AGREEMENT.

     12.3 Waiver of Jury Trial and Certain Damages. (a) Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby. Each party hereto certifies that no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 12.3.

     (b) Each party hereto waives, to the fullest extent permitted by applicable law, and shall not be entitled to recover, any punitive damages or consequential damages in respect to this Agreement and the transactions contemplated hereby.

     12.4 Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other parties hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other parties hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

     12.5 Attorneys' Fees. In any suit, action or proceeding brought to seek enforcement of this Agreement or to establish the disputed rights of any party to this Agreement or the BHC Representative, in addition to such relief or award as shall be ordered by the court, the prevailing party or parties shall be entitled to recover the reasonable attorneys' fees incurred in connection therewith from and after the date such suit or action was filed or was otherwise commenced, as the court shall order upon petition of the parties to the proceeding.
In the event that any party or parties shall prevail as to some but not all claims or defenses asserted, the award of reasonable attorneys' fees shall be determined by the court according to equitable principles as may be applied by the court upon petition of the parties to the proceeding.

Section 13. Miscellaneous.

     13.1 Press Releases and Announcements. No party will issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior approval of the other party; provided that any party may make any public disclosure it believes in good faith upon advice of counsel is required by Law (in which case the disclosing party will advise the other party prior to making such disclosure).

     13.2 Expenses. (a) Except as provided in Section 12.5, the Company will bear all legal, accounting, investment banking and other expenses incurred by BHC or the shareholders of BHC or on the behalf of BHC or the shareholders of BHC in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. Except as provided in Section 12.5, GDC and BIWA will bear all legal, accounting, investment banking and other expenses incurred by them or on their behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

     (b) Without limiting the generality of the foregoing, prior to the Closing Date, the Company shall have requested final invoices from its, BHC's and BHC shareholder's accountants, attorneys, investment bankers and other similar professional advisors reflecting all fees and expenses known as of one day prior to the Closing Date by such professionals to be payable by the Company, BHC or BHC's shareholders with respect to services rendered to the Company, BHC or BHC's shareholders in connection with the transactions contemplated hereby ("Closing Date Transaction Expenses"). All Closing Date Transaction Expenses shall be paid on the Closing Date and deducted from the Initial Merger Consideration. To the extent that such final invoices do not reflect fully the services and fees of such persons rendered on or prior to the Closing Date, such persons may supplement, within 25 days after the Closing Date, their respective final invoices, and the amount thereof (net of all amounts paid on the Closing
Date) shall be payable in full by BIWA or, if the Stock Sale shall occur, the Company, and shall, for the purposes of
Section 2.6, be included (to the extent not theretofore included) in "other current liabilities" on the Closing Date Balance Sheet.

     13.3 Remedies. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other agreement (including any Ancillary Agreement) or contract and all of the rights which such party may have under any Law.
Any party having any rights or remedies under this Agreement will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

     13.4 Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the parties hereto.

     13.5 Liquidation of BHC. GDC acknowledges that it is the present intent of the shareholders of BHC to liquidate BHC prior to, at or after the Effective Time.

     13.6 Successors and Assigns. No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement without the written consent of the other party hereto; provided that BHC may assign its rights under this Agreement to its shareholders in connection with the liquidation of BHC. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

     13.7 BHC Representative. BHC hereby appoints Prudential as the BHC Representative. The BHC Representative will from time to time act on behalf of, and in substitution for, BHC under this Agreement generally or in any instance in which BHC is permitted or required to act under this Agreement. Unless the authority of the BHC Representative shall be confined or specifically limited in the document designating the BHC Representative, the authority of the BHC Representative to act on behalf of BHC shall be deemed unlimited. The designation of Prudential as the BHC Representative shall be deemed to constitute the appointment of Prudential as the true and lawful agent and attorney in fact of BHC (with the full power of Prudential to appoint its, his or her substitute for any purposes by written notice to GDC). GDC shall be entitled to rely exclusively upon the apparent authority of Prudential (or any substitute as appointed in accordance herewith) until such authority or the designation of such BHC Representative is revoked by the Person who appointed such BHC Representative.

     13.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     13.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

     13.10 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     13.11 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or two business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the parties at their addresses indicated below:

     If to GDC or BIWA:            c/o General Dynamics Corporation
                                   3190 Fairview Park Drive
                                   Falls Church, Virginia 22042-4523
                                   Attention: Nicholas D. Chabraja,
                                   Executive Vice President
                                   Telecopy No. 703/876-3125

     With a copy (which
     will not constitute
     notice) to:                   Jenner & Block
                                   One IBM Plaza
                                   Chicago, Illinois 60611
                                   Attention:  David A. Savner, Esq.
                                   Telecopy No. 312/527-0484

     If to BHC or the
     Company:                      Bath Holding Corp.
                                   c/o Prudential Capital Group
                                   Four Gateway Center
                                   7th Floor
                                   Newark, NJ 07102
                                   Attention:  Leslie A. Carroll
                                   Telecopy No. (201) 624-6432
     With a copy (which
     will not constitute
     notice) to:                   Cravath, Swaine & Moore
                                   825 Eighth Avenue
                                   New York, NY  10019
                                   Attention:  Susan Webster, Esq.
                                   Telecopy No. (212) 474-3700

or to such other address or to the attention of such other
Person as the recipient party has specified by prior written notice to the sending party.

     13.12 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns except as expressly provided in Section 10.

     13.13 Entire Agreement. This Agreement (including the Ancillary Agreements) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

     13.14 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

     13.15 Incorporation of Exhibits and Schedules.  The
Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     13.16 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.

                         * * * * *
     IN WITNESS WHEREOF, the parties hereto have executed and deliver this Agreement on the date first written above.


GENERAL DYNAMICS CORPORATION


By                 /s/  Nicholas D. Chabraja
       Nicholas D. Chabraja, Executive Vice President




BIW ACQUISITION CORP.


By       /s/  Nicholas D. Chabraja
       Nicholas D. Chabraja, President



BATH IRON WORKS CORPORATION


By              /s/  Duane D. Fitzgerald
        Duane D. Fitzgerald, President and Chief
                       Executive Officer



BATH HOLDING CORP.


By              /s/  Duane D. Fitzgerald
        Duane D. Fitzgerald, President and Chief
                       Executive Officer